Exhibit 4.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

TRANSITION SERVICE AGREEMENT

dated

[●]

by

GLAXOSMITHKLINE SERVICES UNLIMITED

Provider

and

GLAXOSMITHKLINE CONSUMER HEALTHCARE (OVERSEAS) LIMITED

Recipient

and

GLAXOSMITHKLINE LLC

U.S. Provider

and

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (US) LLC

U.S. Recipient

Baker & McKenzie LLP

100 New Bridge Street

London EC4V 6JA

United Kingdom

www.bakermckenzie.com

Exhibits and schedules have been omitted pursuant to the Instructions as to Exhibits in Form 20-F and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

-i-

Article V

INDEMNIFICATION

Section 5.1	Indemnification	38
Section 5.2	Indemnification Procedures	39
Section 5.3	Losses Net of Insurance, Etc	40
Section 5.4	No Right of Set-Off	41
Section 5.5	Sole Remedy/Waiver	41
Section 5.6	Other Indemnities	41
Section 5.7	Mitigation; Limitation on Liability	41

Article VI

CONFIDENTIALITY

Section 6.1	Confidentiality	43

Article VII

TERM; TERMINATION

Section 7.1	Term	45
Section 7.2	Termination	45
Section 7.3	Transfer Regulations	46
Section 7.4	Effect of Termination	46

Article VIII

DISPUTE RESOLUTION

Section 8.1	Dispute Resolution	47

Article IX

REVERSE SERVICES

Section 9.1	Provision of Reverse Services	47
Section 9.2	Terms Applicable to Reverse Services	48
Section 9.3	Exceptions and Clarifications	48

Article X

MISCELLANEOUS

Section 10.1	Notices	50
Section 10.2	Remedies and waivers	51
Section 10.3	Variation	52
Section 10.4	Assignment	52

-ii-

EXHIBITS

Exhibit A — Services

Exhibit B — Excluded Services

Exhibit C-1 — Terms of Recipient Access to Provider Information Systems and Software

Exhibit C-2 — Terms of Provider Access to Recipient Information Systems and Software

Exhibit D — Form of Local Country Agreement

Exhibit E — Permitted Increases in Scope and Volume of Services

Exhibit F — Reverse Services

Exhibit G — Excluded Reverse Services

Exhibit H — Local Country Agreement Jurisdictions

Exhibit I — Partial Termination Cost Reduction Principles

Exhibit J — Audit Procedures Adequate Support Principles

Exhibit K

Pre-Approved Locations, Customers and Suppliers

Exhibit L

Data Protection Terms – Restricted Personal Information

Exhibit M

List of Exit Packages

Exhibit N

Cybersecurity Requirements

-iii-

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the      day of             , 202     among (i) GlaxoSmithKline Services Unlimited, a company incorporated under the laws of England (“Provider”) and, for purposes of Section 3.3(b), Section 9.3(a)(v), and Article X only, GlaxoSmithKline LLC, a Delaware limited liability company (“U.S. Provider”)], on the one hand, and (ii) GlaxoSmithKline Consumer Healthcare (Overseas) Limited, a company incorporated under the laws of England and Wales (“Recipient”) and, for purposes of Section 3.3(b), Section 9.3(a)(v), and Article X only, GlaxoSmithKline Consumer Healthcare Holdings (US) LLC, a Delaware limited liability company (“U.S. Recipient”), on the other hand (each of Provider and Recipient, a “Party” and together, the “Parties,” except with respect to Section 3.3(b), Section 9.3(a)(v), and Article X, wherein Provider and U.S. Provider, on the one hand, and Recipient and U.S. Recipient, on the other hand, each, individually and collectively, a “Party” and together, the “Parties”).

W I T N E S S E T H:

WHEREAS, GSK plc, a public limited company incorporated under the laws of England and Wales (“Provider Parent”), intends to demerge the predominant part of its interest in the Recipient’s Business, by way of an indirect dividend demerger, for the purpose of benefiting both the Recipient’s Business and the GSK Business; and

WHEREAS, pursuant to this Agreement, Provider shall render, or cause its Provider Affiliates or, to the extent permitted hereunder, third parties to render, to Recipient and/or its Recipient Affiliates certain services on an interim basis after the Closing with respect to Recipient’s operation of the Business, subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions

Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Demerger Agreement.

“Acquired Business Data” has the meaning set forth in Section 4.1(b).

“Action” means any action, cause of action, claim, charge, suit, countersuit, hearing, complaint, arbitration, subpoena, audit, investigation, litigation or proceeding by or before any court, Governmental Entity or arbitration tribunal.

“Affiliate” means in respect of the Provider, any member of the GSK Group and in respect of the Recipient, any member of the Consumer Healthcare Group; provided, a “Recipient Affiliate” and each reference to any affiliate of Recipient shall mean any Subsidiary of Recipient Parent, and a “Provider Affiliate” and each reference to any affiliate of Provider shall mean any Subsidiary of Provider Parent, excluding Recipient Parent and each of its Subsidiaries.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” has the meaning set forth in the Demerger Agreement.

“Annual Fees” means the aggregate Service Fees (and Cost-Plus Charges thereon) paid in respect of the twelve (12) calendar month period prior to the date on which the event giving rise to the claim occurred (or, if such event occurred prior to the first anniversary of the Effective Date, the total Service Fees (and Cost-Plus Charges thereon) invoiced divided by the total number of months this Agreement has been in effect, and then multiplied by twelve (12)).

“Assignee Party” has the meaning set forth in Section 4.1(c).

“Assigning Party” has the meaning set forth in Section 4.1(c).

“Baseline Period” means the [six (6)] month period prior to the Effective Date (or, where stated otherwise in Exhibit A in respect of a particular Service, such other period as is set out in Exhibit A for such Service only).

“Breaching Party” has the meaning set forth in Section 7.2.

“Business” means the worldwide business of researching, developing, manufacturing, marketing, commercializing, distributing and selling such over-the-counter consumer healthcare or medicine products, wellness products and other personal care, oral care, nutrition, skin health, cosmetic and related products as conducted by Recipient (directly and indirectly through its Subsidiaries) as of the date of this Agreement and as of immediately prior to the Closing.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, UK.

“Business Employee” means each individual who, immediately prior to the Closing (i) is employed by Provider or a Provider Affiliate (other than Recipient and any Recipient Affiliate) and devotes seventy percent (70%) or more of his or her services to the Business, or (ii) is employed by any Recipient or any Recipient Affiliate, including, to the extent required by Law, any individual described in (i) or (ii) who is not actively at work as a result of an approved leave of absence (including disability leave, military leave, or family medical leave).

“Closing” means the closing of the transactions contemplated by the Demerger Agreement pursuant and subject to the terms of such Demerger Agreement.

“Closing Date” means the date on which the Closing occurs.

“Collateral Source” has the meaning set forth in Section 5.3.

“Consumer Healthcare Group” has the meaning set forth in the Demerger Agreement.

“Compliance Concern” has the meaning set forth in Section 2.11(a).

“Confidential Information” has the meaning set forth in Section 6.1(a).

“Connected Person” has the meaning set forth in the Demerger Agreement.

“Consent” has the meaning set forth in Section 2.6.

“Cosmos SAPA” means the stock and asset purchase agreement entered into between Pfizer Inc., Provider Parent, GlaxoSmithKline Consumer Healthcare Holdings Limited and Recipient Limited dated 19 December 2018, as amended from time to time including on 31 July 2019.

“Cost-Plus Charge” has the meaning set forth in Section 3.1(e).

“Delayed Asset” means those assets, which are used by the Recipient and its Subsidiaries to conduct the Business as at the Closing, but which have not been sold, conveyed, assigned, transferred or delivered to, or assumed by, Recipient or any applicable Recipient Affiliate on the Closing Date (i) pursuant to mutual agreement of the Parties; or (ii) in accordance with the Global NEB Agreement (Purchaser Parent Delayed Markets).

“Delayed Transfer” means with respect to a Delayed Asset, the sale, conveyance, assignment, transfer, or delivery of such Delayed Asset to, or purchase or assumption of such Delayed Asset by, Recipient or any Recipient Affiliate following the Closing (A) pursuant to Section [to be inserted] of the Demerger Agreement (provided that, unless otherwise mutually agreed by the Parties, in no event shall the date of any Delayed Transfer pursuant to this clause (A) be later than the last day of the period during which Provider is required to continue to seek the applicable consent or approval with respect to such Delayed Asset pursuant to Section [to be inserted] of the Demerger Agreement (and for the avoidance of doubt, for purposes of this Agreement only, in the event of the expiration of such period then the date of such Delayed Transfer with respect to such Delayed Asset shall be deemed to be the day of such expiration)); (B) pursuant to the mutual agreement of the Parties; or (C) in accordance with the Global NEB Agreement (Purchaser Parent Delayed Markets).

“Demerger Agreement” means the demerger agreement entered into between the parties dated [☐]/[on or about the date of this Agreement] pursuant to which GSK Parent intends to demerge the predominant part of its interest in its consumer healthcare business by way of an indirect dividend demerger;

“Demerger Completion Steps” means:

(a)    GSK Parent delivering to Haleon Parent a duly executed transfer of the Relevant GSKCHHL Shares (as defined in the Demerger Agreement) in favour of Haleon Parent, together with the relevant share certificate(s);

(b)    the entry into the register of members of the Haleon Parent of the names of the Qualifying GSK Shareholders (as defined in the Demerger Agreement) to whom Haleon Demerger Shares (as defined in the Demerger Agreement) are to be allotted and issued pursuant to that agreement; and

(c)    each of GSK Parent and Haleon Parent delivering, or procuring the delivery of, a duly executed counterpart of each of the Ancillary Agreements (as defined in the Demerger Agreement) (other than those Ancillary Agreements that have already been entered into prior to completion of the Demerger Agreement) to which they or any members of their respective Groups are party in the agreed form;

“Demerger Time” means the time at which the last of the Demerger Completion Steps is completed;

“Dispute” means any dispute arising out of or in connection with this Agreement, including any question regarding its existence, termination or validity.

“Early Termination Costs” has the meaning set forth in Section 3.1(d).

“Effective Date” means the Demerger Time.

“Effective Date Exit Services” means those Services identified in Exhibit A as such services that pursuant to a Work Package the Parties have mutually agreed to terminate prior to or on the Effective Date, and which will incur Service Exit Costs after the Effective Date.

“EBS Expiration Event” means, with respect to an Event Based Service, the event or trigger listed in Exhibit A under the heading “Service Period” applicable to such Event Based Service.

“EBS Initial Service Period” means, with respect to an Event Based Service, (i) the period of time from the Effective Date (or such later date as is specified in Exhibit A in respect of a particular Service) until the occurrence of the EBS Expiration Event applicable to such Event Based Service, plus (ii) the EBS Tail Period applicable to such Event Based Service.

“EBS Service Extension Period” has the meaning set forth in Section 2.5(c).

“EBS Service Period” means, with respect to an Event Based Service, the EBS Initial Service Period, together with (i) any EBS Service Extension Period and (ii) any other extensions applicable to such Event Based Service that are permitted under this Agreement.

“EBS Tail Period” means, with respect to an Event Based Service, the earlier of (i) six (6) months after the occurrence of the EBS Expiration Event applicable to such Event Based Service, and (ii) any period of time described in Exhibit A under the heading “Service Period” as following the EBS Expiration Event applicable to such Event Based Service.

“Event Based Service” means any Service for which an event or trigger (rather than a fixed duration of time (e.g., two (2) months)) is listed in Exhibit A under the heading “Service Period”.

“Excluded Services” has the meaning set forth in Section 2.1(a).

“Fixed Period Service” means any Service for which a fixed duration of time (e.g., two (2) months) is listed in Exhibit A under the heading “Service Period”. For clarity, each Service that is not an Event Based Service shall be a Fixed Period Service.

“FPS Initial Service Period” means, with respect to a Fixed Period Service, an initial term of twelve (12) months or any shorter period of time otherwise specified in Exhibit A under the heading “Service Period” applicable to such Fixed Period Service.

“FPS Service Extension Period” has the meaning set forth in Section 2.5(a).

“FPS Service Period” means, with respect to a Fixed Period Service, the FPS Initial Service Period, together with (i) each applicable FPS Service Extension Period, and (ii) any other extensions applicable to such Fixed Period Service that are permitted under this Agreement.

“Global NEB Agreement (Purchaser Parent Delayed Markets)” has the meaning set forth in the Cosmos SAPA.

“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union.

“Group” has the meaning set forth in the Demerger Agreement.

“GSK Business” has the meaning set forth in the Demerger Agreement.

“GSK Group” has the meaning set forth in the Demerger Agreement.

“GSK Parent” means GSK plc, a public limited company incorporated under the laws of England and Wales with company number 03888792.

“Haleon Parent” means Haleon plc, a public limited company incorporated under the laws of England and Wales with company number 13691224.

“Indemnified Party” has the meaning set forth in Section 5.2(a).

“Indemnifying Party” has the meaning set forth in Section 5.2(a).

“Information Systems” means (a) computer systems, servers, workstations, routers, hubs, switches, data communications networks (other than the Internet) and other information technology equipment used to create, store, transmit, exchange or receive information, voice or data, and (b) documentation, user manuals, and training manuals documenting the functionality or use of any of the foregoing.

“Initial Service Period” means, with respect to an Event Based Service, the applicable EBS Initial Service Period, and with respect to a Fixed Period Service, the applicable FPS Initial Service Period.

“Insolvency Event” means each and any of the following events occurring in relation to a Party as the case may be:

(a)    a winding up petition is presented (except any winding up petition which is frivolous or vexatious and which is discharged, stayed or dismissed within twenty (20) days of presentation) or a resolution is passed for its winding up (save for the purpose of a bona fide reorganisation or re-construction of that Party whilst solvent);

(b)    it enters into any composition with its creditors generally, or suffers any similar action in consequence of default by it in its obligations in respect of any indebtedness (save for the purpose of a bona fide reorganization or re-construction of that Party whilst solvent);

(c)    an administration application is made in respect of it or it suffers a notice of appointment of an administrator or a notice of intention to appoint an administrator to be filed at court in respect of it;

(d)    it stops payment of its debts or it ceases or threatens to cease to carry on its business or any substantial part of it;

(e)    it has a receiver, manager, administrative receiver or other similar official appointed over all or any part (which, in relation to a Party, is material in the context of the performance of the affected Party’s obligations under this Agreement) of its property, undertakings or assets;

(f)    it suffers a creditor taking possession of all or any part of its business or assets or suffers any execution or other legal process being enforced against its business or any of its substantial assets, which execution or legal process is not discharged within twenty (20) days;

(g)    it is deemed for the purpose of Section 123 of the Insolvency Act 1986 to be unable to pay its debts; or

(h)    an event or circumstance analogous to any of those referred to in (a) to (g) inclusive above under the laws of any competent jurisdiction.

“Intellectual Property Rights” means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer Software), rights in designs and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing, which subsist anywhere in the world.

“Internet Identifier” means any Internet domain name or electronic address, Internet domain name registration, uniform resource locator, social media accounts, or social media account addresses or other identifiers, alpha-numeric designations associated with any of the foregoing, and account names or identifiers, passwords or other credentials to access or modify the access rights to any of the foregoing.

“Laws” means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority.

“LCA” has the meaning set forth in Section 10.17.

“Loss” means any and all damages, losses, Taxes, penalties, judgments, settlements, payments, fines, interest, costs and expenses (including the reasonable out-of-pocket costs and expenses of attorneys and other professional advisors incurred in the investigation, defense and/or settlement thereof).

“Manufacturing Registrations” means all governmental authorizations granted to Provider or any Provider Affiliate by, or pending with, any Governmental Entity for manufacturing facilities.

“Non-U.S. Affiliate” means, with respect to a Person, any Affiliate of such Person that is not a U.S. Affiliate of such Person.

“Non-Breaching Party” has the meaning set forth in Section 7.2.

“Omitted Service” has the meaning set forth in Section 2.4.

“Operating Manual” means a separate writing agreed by Provider and Recipient prior to the Effective Date that sets forth the operating principles and procedures to be followed by both Provider and Recipient, and each of their respective Affiliates, in the support of the Business during the Term and in furtherance of the requirements set forth in this Agreement, as may be amended from time to time thereafter by mutual agreement of the Parties in accordance with the process defined in the Operating Manual.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or other entity or organization, including a Governmental Entity.

“Pre-Approved Customer” means those customers set out in Part 2 of Exhibit K, which the Provider has consented to provide or permit the use of any of the Services if requested by Recipient or any Recipient Affiliate.

“Pre-Approved Location” means any location owned or leased by Recipient or any Recipient Affiliate for which Provider has consented to provide any of the Services if requested by Recipient or any Recipient Affiliate, such locations being those which are set out at Part 1 of Exhibit K.

“Pre-Approved Supplier” means those suppliers set out in Part 3 of Exhibit K, which the Provider has consented to provide or permit the use of any of the Services if requested by Recipient or any Recipient Affiliate.

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual.

“Product Registrations” means all governmental authorizations granted to Provider (or one of its Subsidiaries) by, or pending with, any Governmental Entity and related to the Business, to market any product, including FDA drug listings, FDA product marketing authorizations, other national or regional marketing authorizations or permits and CE marks anywhere in the world; provided, it shall not include any Manufacturing Registrations.

“Provider” has the meaning set forth in the preamble to this Agreement.

“Provider Assignor Party” has the meaning set forth in Section 10.4(c).

“Provider Business Data” has the meaning set forth in Section 9.3(a)(iv).

“Provider Combined Tax Return” means any tax return that includes Provider or any Provider Affiliate.

“Provider Costs” means costs or expenses incurred by Provider or any Provider Affiliates that would have been incurred by any of them in the ordinary course of decommissioning or ceasing to continue conducting the Business (or any part thereof) or any of their other businesses absent the sale of the Business to Recipient pursuant to the Demerger Agreement, including redundancy costs, write-off costs, costs of internal archiving or decommissioning, or losses of volume benefits under third party contracts, in each case to the extent incurred as a result of such decommissioning or cessation.

“Provider Indemnified Parties” has the meaning set forth in Section 5.1(b).

“Provider Parent” has the meaning set forth in the preamble to this Agreement, being the GSK Parent.

“Provider Personnel” means the employees and contractors of Provider or any Provider Affiliates or Subcontractors who are involved in performing the Services.

“Provider Policies” has the meaning set forth in Section 2.11(b).

“Provider Security Requirements” has the meaning set forth in Section 2.10(d).

“Provider Party” or “Provider Parties” has the meaning set forth in Section 10.4(c).

“Recipient” has the meaning set forth in the preamble to this Agreement.

“Recipient Assignor Party” has the meaning set forth in Section 10.4(b).

“Recipient Combined Tax Return” means any tax return that includes Recipient or any Recipient Affiliate.

“Recipient Indemnified Parties” has the meaning set forth in Section 5.1(a).

“Recipient Parent” means the Haleon Parent.

“Recipient Party” or “Recipient Parties” has the meaning set forth in Section 10.4(b).

“Recipient Security Requirements” has the meaning set forth in Section 2.10(e).

“Representatives” means, with respect to any Person, such Person’s Affiliates and any of such Person’s or any of its Affiliates’ directors, officers, managers, partners, employees, counsel, financial advisors, accountants, consultants and other advisors, representatives and agents.

“Response Notice” has the meaning set forth in Section 2.3(b).

“Retained Business” means the GSK Business.

“Reverse Services” has the meaning set forth in Section 9.1.

“Senior Managers” means                                     , in the case of Provider, and                                     , in the case of Recipient.

“Service Exit Costs” means those costs and expenses which are reimbursable by Recipient, as set out in a Work Package agreed in advance by Provider and Recipient, and are incurred by or on behalf of Provider and any Provider Affiliate after the Effective Date in connection with (i) planning and executing the migration of the Services to Recipient, any Recipient Affiliate or a Subcontractor, and (ii) joint migration planning, data extraction, final data migration and decommissioning, or, subject to mutual agreement of the Parties (such agreement not to be unreasonably withheld, conditioned, or delayed), removal of any changes made, in each case, to facilitate the provision of Services. Reasonable documentation and good faith estimates of Service Exit Costs will be provided to Recipient by Provider upon request. For clarity, Service Exit Costs shall not include any Provider Costs or any Taxes, which are the subject of Section 3.2.

“Service Costs” has the meaning set forth in Section 3.1(b).

“Service Document”    means a claim form, application notice, order, judgment or other document relating to any Proceedings.

“Service Fees” has the meaning set forth in Section 3.1(a).

“Service Functional Lead” has the meaning set forth in Section 2.7.

“Service Period” means, with respect to an Event Based Service, the applicable EBS Service Period, with respect to a Fixed Period Service, the applicable FPS Service Period, and with respect to an Effective Date Exit Service, the Effective Date.

“Services” has the meaning set forth in Section 2.1(a).

“Set-Up Costs” means those costs and expenses which are reimbursable by Recipient, as set out in a Work Package agreed in advance by Provider and Recipient, and are incurred by or on behalf of Provider and any Provider Affiliate after the Effective Date in connection with preparation activities to make one or more Services available to Recipient and any Recipient Affiliate and excluding any Taxes, which are the subject of Section 3.2.

“Software” means (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (c) documentation, user manuals, and training manuals documenting the functionality or use of any of the foregoing.

“Subcontractor” has the meaning set forth in Section 2.2(b).

“Subsidiary” means a subsidiary undertaking as defined in section 1162 Companies Act 2006 (and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) respectively, as a member of another company even if its shares in that other company are registered in the name of (A) another person (or its nominee) whether by way of security or in connection with the taking of security or (B) its nominee).

“Tax Authority Claim” shall have the meaning given to that term in the Tax Covenant.

“Tax Covenant” means the deed of tax covenant as entered into between GSK plc, Pfizer Inc., [Haleon plc], Glaxosmithkline Consumer Healthcare Holdings Limited and Glaxosmithkline Consumer Healthcare Holdings (No. 2) Limited on [[●] 2022].

“Tax” or “Taxes” shall have the meaning given to that term in the Tax Covenant.

“Tax Authority” shall have the meaning given to that term in the Tax Covenant.

“Term” has the meaning set forth in Section 7.1.

“Termination Notice” has the meaning set forth in Section 2.3(b).

“Third Party Claim” has the meaning set forth in Section 5.2(a).

“Third-Party Location” means (i) any location requested by a third party recipient or user of the Services (e.g., service providers, subcontractors, customers, and consultants) where such type of request was typically accommodated by the Business in the ordinary course of business during the Baseline Period; and (ii) any location of a third party for which Provider has agreed to provide any of the Services if requested by Recipient or any Recipient Affiliate, provided (in the case of (ii)) such consent is obtained from Provider in writing prior to the Effective Date.

“Transaction Documents” has the meaning set forth in the Demerger Agreement.

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, any law implementing Council Directive 77/187/EEC as amended by Council Directive 90/50/EC and any similar legislation in any jurisdiction which provides for the automatic transfer of employment in the event of a transfer of a business or services.

“Transition Representative” has the meaning set forth in Section 2.7.

“Transfer Taxes” means any federal, state, county, local, foreign and other transfer, real property transfer, conveyance, documentary transfer, stamp, land or other similar Tax (including in each case any notarial fee), together with interest, penalties and additions thereto, but excluding any Taxes imposed on net income and franchise Taxes and any VAT, imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement or the recording of any sale, transfer, conveyance or assignment of property (or any interest therein) effected pursuant to or contemplated by this Agreement.

“U.S. Affiliate” means, with respect to a Person, an Affiliate of such Person which Affiliate is a U.S. person (or an entity disregarded as separate from such U.S. person) for U.S. federal income tax purposes.

“U.S. Provider” has the meaning set forth in the preamble to this Agreement.

“U.S. Recipient” has the meaning set forth in the preamble to this Agreement.

“VAT” shall have the meaning given to that term in the Tax Covenant.

“Withdrawal Notice” has the meaning set forth in Section 2.3(b).

“Working Hours” means 9.00 a.m. to 5.00 p.m. (London time) on a Business Day.

“Work Package” shall mean a separate writing, that forms part of this Agreement, mutually agreed by Provider and Recipient that provides a reasonably detailed description of all work to be performed by Provider, and any of its Affiliates or Subcontractors, in planning and executing (a) the set-up of one or more Services after the Effective Date, including a reasonable good faith estimate of all related Set-up Costs, (b) the migration of one or more Services at the end of the relevant Service Period to Recipient, or any of its Recipient Affiliates or Subcontractors, including a reasonable good faith estimate of all related Service Exit Costs, or (c) the migration of one or more Effective Date Exit Services from the Effective Date to Recipient, or any of its Recipient Affiliates or Subcontractors, including a reasonable good faith estimate of all related Service Exit Costs.

Section 1.2    Interpretation

In this Agreement unless otherwise specified:

(a)    references to Sections, sub Sections, paragraphs, sub paragraphs, and Exhibits are to Sections, sub Sections, paragraphs, sub paragraphs of, and Exhibits to, this Agreement;

(b)    use of any gender includes other genders;

(c)    references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(d)    references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(e)    references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(f)    references to a “parent undertaking” shall be construed as a parent undertaking as defined in section 1162 of the Companies Act 2006;

(g)    a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of Provider or Recipient under this Agreement;

(h)    any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(i)    references to times are to London time (unless otherwise stated);

(j)    reference to “liabilities”, “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT or any Tax of a similar nature included in such liabilities, costs and/or expenses for which that person or any other member of its Group is entitled to credit or repayment from any Tax Authority;

(k)    references to “indemnify” any person against any circumstance shall include indemnifying and keeping such person harmless in respect of the matter in question and, unless otherwise specified, any indemnity given in this agreement shall be deemed to have been given on an after-Tax basis;

(l)    any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)    any Tax required to be deducted or withheld from the Payment;

(ii)    the amount and timing of any additional Tax which becomes payable as a result of the Payment’s being subject to Tax; and

(iii)    the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation and is realized in respect of any such Payment in the taxable year of the Payment or the subsequent two (2) taxable years, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person; and

(m)    the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)    general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)    general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

(n)    In this Agreement, unless otherwise specified:

(i)    all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(ii)    the Exhibits, Annexes and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

(o)    The terms “pounds”, “GBP” and “£” mean UK pounds sterling; and the terms “dollars”, “USD” and “$” mean U.S. dollars.

(p)    Wherever the words “material” or “materially” are used in this Agreement they shall be applied using their commonly understood meaning in each relevant context, except to the extent specifically defined in the Operating Manual.

(q)    Any consent or agreement of Provider shall be deemed to be the consent or agreement of its applicable Affiliates, including U.S. Provider, and any consent or agreement of Recipient shall be deemed to be the consent or agreement of its applicable Affiliates, including U.S. Recipient.

(r)    Any reference to “writing” or comparable expressions includes a reference to facsimile transmission, e-mail or comparable means of communication.

(s)    When calculating the period of time before which, within which or following which any act is to be done or step taken (or not taken) pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, except that if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE II

SERVICES; STANDARD OF PERFORMANCE

Section 2.1    Services

(a)    Subject to the terms and conditions of this Agreement, beginning on the Effective Date (or such other date as may be specified in Exhibit A in respect of a particular Service or, with respect to a Service to the extent provided in connection with a Delayed Asset, the date of the applicable Delayed Transfer or such other date agreed in writing by the Parties), and continuing for the duration of the applicable Service Period, Provider shall provide, or cause to be provided, to Recipient and its Affiliates the services identified in Exhibit A, as such Exhibit A may be supplemented or modified from time to time in accordance with the provisions of this Agreement (the “Services”). Notwithstanding anything to the contrary herein, the Services shall exclude the services identified in Exhibit B to the extent not conflicting with any service identified in Exhibit A, as so supplemented or modified (the “Excluded Services”). The provision to the Business of any Excluded Services shall be discontinued as of the Effective Date.

(b)    Except as set forth in Section 2.1(e), the Services shall only be used by Recipient and its Affiliates, and only to the extent in connection with the operation of the Business, and shall not be used by Recipient or its Affiliates for any other purpose or (except as expressly permitted in accordance with Section 2.3(d), otherwise expressly provided in Exhibit A, Exhibit E or otherwise agreed in writing by the Parties) in any other manner (including as to scope, volume and location) than the purpose or manner in which such Services were used by Provider and its Affiliates in connection with the operation of the Business in the ordinary course during the Baseline Period. Except as set forth in Section 2.1(e), Recipient and its Affiliates shall not resell, license or otherwise permit the use by any other Person of any of the Services.

(c)    Subject to Section 2.3(d), Provider shall have no obligation to provide, or cause to be provided, Services other than for the benefit of the Business, and shall not be required to provide such Services (i) within a greater scope than or in a greater volume than the greater of the scope or volume (A) with which such Services were provided by Provider and its Affiliates to the Business in the ordinary course during the Baseline Period and (B) set forth in Exhibit E, or

(ii) at locations other than (A) the locations at which such Services were provided by Provider and its Affiliates to the Business in the ordinary course during the Baseline Period, (B) the locations set forth in Exhibit A (C) Pre-Approved Locations, and (D) Third-Party Locations. All reasonable net costs and expenses (excluding Taxes, which are the subject of Section 3.2) incurred in providing Services at any location set forth in sub Section (ii)(B), (ii)(C) or (ii)(D) of this Section 2.1(c) shall be borne by Recipient (and, to the extent such amounts have not already been factored into the Service Fee, the Service Fee for such Service will increase by the incremental amount of any such recurring costs and expenses (that are not Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs) or, in the case of any one-time costs and expenses relating to the provision of Services at such location, such costs and expenses shall be deemed to be Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs, as applicable).

(d)    Subject to Section 2.3(d), Provider shall have no obligation to provide, or cause to be provided, Services to the extent that any changes are made to the Business (except as necessary to effect the transactions contemplated by the Demerger Agreement or with respect to an internal restructuring of the Business by Recipient or any of its Affiliates that is reasonably necessary as a result of the transactions contemplated by the Demerger Agreement immediately following the Effective Date) that increase in any material respect Provider’s or its Affiliates’ burden or cost (excluding Taxes, which are the subject of Section 3.2) with respect to the provision of such Services or that make commercially impracticable the provision of such Services, including as a result of (i) mergers, acquisitions, divestitures, consolidations, reorganizations or similar transactions (other than as part of a transaction set out in Exhibit E or a divestiture of any portion of the Business that is required by applicable Laws in order to complete the transactions contemplated by the Demerger Agreement and any of the Ancillary Agreements), or (ii) employee additions, reductions or other changes, in the case of sub Section (ii), not in the ordinary course of business of the Business consistent with past practice. For the avoidance of doubt, the preceding sentence shall not restrict the ability of Recipient or its Affiliates to engage in any of the actions listed in the preceding sentence while receiving the Services.

(e)    Except as set forth in this Section 2.1(e), Provider shall have no obligation to provide, or cause to be provided, Services to any Person other than Recipient and its Affiliates. Notwithstanding anything else to the contrary contained herein, Recipient and its Affiliates may permit any Person (including service providers, subcontractors, customers, and consultants) to receive or use the Services (and Provider shall so provide to any such Person the Services) (i) to the extent any such Person (or a similar Person) received or used the Services (or services similar thereto) in connection with the Business during the Baseline Period or such Person is a Pre-Approved Customer or a Pre-Approved Supplier, provided that any such Person or similar Person complies with the generally applicable policies, procedures and practices with respect to the Services followed by Provider and its Affiliates, including the Security Requirements and any applicable vendor policies (and such continued use is not inconsistent with any third party licences, permissions or consents applicable to such Services), in all cases to the extent Recipient is required to comply therewith, or (ii) in connection with any sale, transfer, or other disposal of all or any part of the Business (including any product, asset, or service with respect thereto), provided that, with respect to sub Section (ii), Provider has consented (such consent not to be unreasonably withheld, conditioned, or delayed to the extent such sale, transfer or disposal is required by applicable Laws in order to complete the transactions contemplated by the Demerger Agreement and any of the Ancillary Agreements or is part of a transaction set out in Exhibit E) to the receipt or use of the Services by any such Person in connection therewith.

(f)    With respect to any Services marked as “Buy/Sell Distribution” in Exhibit A, the Parties will comply with their obligations as set out in Exhibit M.

Section 2.2    Standard of Performance

(a)    Provider shall provide the Services with: (i) reasonable skill and care; and (ii) consistent in all material respects with the level of skill and care provided to the Business in the ordinary course during the Baseline Period (where there is a Baseline Period).

(b)    Provider shall have the right to perform its obligations under this Agreement through one or more Provider Affiliates, and each of the foregoing may hire third party service providers, subcontractors and consultants (each, a “Subcontractor”) to perform any of Provider’s obligations hereunder, including to provide all or part of any Service, provided that (i) the use of such Subcontractor to so perform will not adversely affect the applicable Services in any material respect or materially increase Recipient’s costs or expenses hereunder for the applicable Services, (ii) Provider shall in all cases retain responsibility for the provision of the Services to Recipient in accordance with this Agreement and be liable for any breach by any such Affiliate or Subcontractor of the terms of this Agreement to the same extent as if such breach was Provider’s breach, and (iii) Provider shall use reasonable endeavours to provide reasonable notice to Recipient prior to the engagement of any Subcontractor to perform any of Provider’s obligations hereunder if such Subcontractor (x) was not engaged by Provider or any Provider Affiliates during the Baseline Period for the performance of such obligations and (y) is engaged solely to perform any of Provider’s obligations hereunder (and not for the benefit of Provider’s or its Affiliates’ own businesses). Any set-up activities required as a result of the appointment or replacement of any Subcontractor shall be agreed in a Work Package in accordance with Section 3.1(c)(ii). Except as set forth in this Section 2.2(b), neither Provider nor its Affiliates, nor any other Person on their behalf, makes any conditions, representations or warranties, express or implied, with respect to any Services provided by a Subcontractor.

(c)    As between the Parties, except as otherwise agreed by the Parties in writing, Provider shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel and Subcontractors in connection with the performance of the Services, and, except as necessary to perform the Services, in no event shall Provider be obligated under this Agreement to retain or employ any specific personnel or Subcontractors, acquire any equipment or technology, expand or modify any facilities or incur any capital expenditures, in each case unless Provider agrees in writing, in its sole discretion, to do so and Recipient agrees to bear all related costs and expenses.

(d)    Provider and its Affiliates shall not de-prioritize the provision of the Services to Recipient and its Affiliates hereunder relative to the priority in which it provided comparable services to the Business in the ordinary course during the Baseline Period in a manner that would result in a failure by Provider to provide the Services in accordance with Section 2.2(a).

Section 2.3    Service Changes

(a)    Any Service may be terminated, in whole or in part, upon the mutual written consent of the Parties, and in such case, the applicable Service shall terminate on the date mutually agreed upon in writing by Provider and Recipient, Exhibit A shall be deemed amended to delete such Service as of such date and (subject to Section 2.3(c)) this Agreement shall be of no further force and effect with respect to such Service, except as to liabilities or obligations accrued prior to the date of termination of such Service.

(b)    Any Service may be terminated, in whole or in part, by Recipient upon written notice (a “Termination Notice”) to Provider at least ninety (90) days (or such fewer days as specified in Exhibit A) prior to such termination, and in such case, unless a Withdrawal Notice is timely delivered to Provider as set forth below, the applicable Service (or part thereof) shall terminate on the termination date specified in the Termination Notice (or such other date mutually agreed upon in writing by Provider and Recipient), Exhibit A shall be deemed amended to delete such Service (or part thereof) as of such date and (subject to Section 2.3(c)) this Agreement shall be of no further force and effect with respect to such Service (or part thereof), except as to liabilities or obligations accrued prior to the date of termination of such Service. Within thirty (30) days following receipt of a Termination Notice, Provider shall provide Recipient with written notice (a “Response Notice”) regarding (i) whether the termination of the applicable Service will require the termination or partial termination of, or otherwise affect the performance of, any other interdependent Services; (ii) any Early Termination Costs that will arise from the termination of such applicable Service and any such interdependent Services (including, for clarity, any such costs arising out of legally binding commitments made to, or in respect of, personnel or Subcontractors, for whom more than ninety (90) days’ (or such fewer days as specified in Exhibit A) notice of termination is required), including an estimate of the amount thereof; and (iii) in respect of any termination of a Service in part, the extent to which the Service Fee for such Service shall reduce (if at all) pursuant to Section 3.1(g). With respect to any Response Notice, Recipient may withdraw its Termination Notice by delivering a written notice (a “Withdrawal Notice”) to Provider within five (5) days following the receipt of such Response Notice from Provider. The Parties may agree shorter time periods for the issuing of a Response Notice and a Withdrawal Notice where less than ninety (90) days’ notice for a Termination Notice is specified in Exhibit A in respect of a particular Service. If Recipient timely delivers a Withdrawal Notice, the Termination Notice shall be deemed withdrawn and the applicable Service shall not be affected. If Recipient does not timely deliver a Withdrawal Notice, the Termination Notice will be final, binding and irrevocable and Provider may so terminate or so affect the performance of such other Services set forth in the Response Notice, and Exhibit A shall be deemed amended accordingly. For the avoidance of doubt, and without limitation, this Section 2.3(b) applies only to termination (and not expiration) of Services, and no notice shall be required to effectuate the expiration of any Service upon the expiration of its applicable Service Period.

(c)    Upon termination of a Service in whole pursuant to this Agreement, Provider’s obligation to provide, and Recipient’s obligation to pay for, such terminated Service beyond the specified termination date will terminate. Upon termination of a Service in part: (i) Provider’s obligation to provide the portion of the Service that is terminated beyond the specified termination date will terminate; and (ii) the Service Fee for such Service shall be reduced as agreed by the Parties in writing where the termination is pursuant to Section 2.3(a) (applying the principles set out in Section 3.1(g)) or as set out in the Response Notice where the termination is pursuant to Section 2.3(b). Further, in the event of any termination in whole or in part, Recipient shall pay

Provider (or its applicable Affiliate) for all accrued and unpaid Set-Up Costs, Service Fees (and applicable Cost-Plus Charge) and Service Costs for such terminated Service or part thereof. Solely with respect to a termination of a Service in whole or in part pursuant to Section 2.3(a) or Section 2.3(b), or to termination by Provider or Recipient in accordance with Section 7.2 (unless Provider is the Breaching Party or a Party is subject to an Insolvency Event thereunder), Recipient shall reimburse Provider (or its applicable Affiliate) for all Early Termination Costs incurred by or on behalf of Provider or its Affiliates in connection with such termination, in each case in accordance with Article III.

(d)    Scope, Volume, and Location Changes

(i)    If Recipient desires to increase the scope or volume of any Service beyond the scope or volume of such Service as (A) provided by Provider or its Affiliates to the Business in the ordinary course during the Baseline Period or (B) otherwise contemplated by Exhibit E, Recipient shall provide a written request to Provider for such increase in scope or volume of Service and Recipient and Provider shall discuss in good faith such request. If such increase is non-material, Provider shall provide such requested increase in scope or volume of Service. If such increase is material, where material shall be determined in accordance with the Operating Manual, Provider shall only be required to provide such requested material increase in scope or volume of Service to the extent the applicable material increase (1) arises from organic growth of the Business not otherwise set out in Exhibit E (it being understood that (x) the commercialization of a product that was, as of the Effective Date, being researched or developed, but not yet commercialized, and (y) the resolution or alleviation of any supply chain constraint that impacted the Business during the Baseline Period shall each constitute changes to the Services and organic growth of the Business), (2) is not requested as a result of, or otherwise in connection with, any mergers, acquisitions, divestitures, consolidations, reorganizations, or similar transactions (except for a divestiture of any portion of the Business that is required by applicable Laws in order to complete the transactions contemplated by the Demerger Agreement and any of the Ancillary Agreements or any internal restructuring of the Business by Recipient or any of its Affiliates that is reasonably necessary as a result of the transactions contemplated by the Demerger Agreement or the Ancillary Agreements immediately following the Effective Date), and (3) would not require Provider or its Affiliates to allocate resources and capabilities to effect such increase in scope or volume of Service materially in excess of its then-current ordinary course resources and capabilities. In the case of such a requested material increase that does not satisfy sub Sections (1), (2), and (3), such increase shall not be required without Provider’s consent. Notwithstanding anything to the contrary in this Section 2.3(d)(i), in no event shall Provider be required to provide such a requested material increase to the extent that such material increase would reasonably be expected to adversely affect in any material respect any of Provider’s other material obligations or material commitments (including to its and its Affiliates’ business operations). All reasonable net costs and expenses incurred in providing any increase in scope or volume of Service desired by Recipient and referenced in this Section 2.3(d)(i) (including, for clarity, any non-material increase) (but excluding Taxes, which are the subject of Section 3.2) shall be borne by Recipient (and the Service Fee for such Service will increase by the incremental amount of any such recurring costs and expenses (that are not Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs) or, in the case of any one-

time costs and expenses relating to such increase, such costs and expenses shall be deemed to be Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs, as applicable).

(ii)    If Recipient desires to change the location at which any Service is provided from (A) the location at which such Service was provided by Provider to the Business in the ordinary course during the Baseline Period, (B) any location set forth in Exhibit A (C) any Pre-Approved Location, or (D) any Third-Party Location, Recipient shall provide a written request to Provider for such change in location and Recipient and Provider shall discuss in good faith such request. Provider shall only be required to provide the applicable Service to such new location to the extent such change (1) is not requested as a result of, or otherwise in connection with, any mergers, acquisitions, divestitures, consolidations, reorganizations or similar transactions (except for a transaction set out in Exhibit E, a divestiture of any portion of the Business that is required by applicable Laws in order to complete the transactions contemplated by the Demerger Agreement and any of the Ancillary Agreements, or any internal restructuring of the Business by Recipient or any of its Affiliates that is reasonably necessary as a result of the transactions contemplated by the Demerger Agreement or the Ancillary Agreements immediately following the Effective Date), (2) would not require Provider to allocate resources and capabilities to effect such change in location materially in excess of its then-current ordinary course resources and capabilities, and (3) is necessary and required in order for Recipient or any Recipient Affiliate to comply with changes in applicable Laws during the Term. In the case of such a requested change that does not satisfy Sub Sections (1), (2), and (3), such change shall not be required without Provider’s consent. Notwithstanding anything to the contrary in this Section 2.3(d)(ii), in no event shall Provider be required to change any such location to the extent that such change would reasonably be expected to adversely affect in any material respect any of Provider’s other material obligations or material commitments (including to its and its Affiliates’ business operations). All reasonable net costs and expenses (excluding Taxes, which are the subject of Section 3.2) incurred in effecting any location change desired by Recipient to the location of the applicable Service and referenced in this Section 2.3(d)(ii) shall be borne by Recipient (and the Service Fee for such Service will increase by the incremental amount of any such recurring costs and expenses (that are not Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs) or, in the case of any one-time costs and expenses relating to such location change, such costs and expenses shall be deemed to be Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs, as applicable).

(e)    It is understood and agreed that Provider may from time to time change the manner or nature of any Service provided to Recipient or make changes to its information technology services if (i) Provider is making similar changes in the performance of services similar to such Service for itself and all or substantially all of its Affiliates that use or receive such services, (ii) such changes are required by applicable Laws, (iii) are (in accordance with good industry practice) necessary for the upkeep, stability and maintenance of the Service (including security and general software patches and upgrades), or (iv) such changes would not reasonably be expected to adversely affect in any material respect the provision of such Service; provided that, with respect to the foregoing sub Sections (i) through (iv), Provider shall provide Recipient with prior written notice as promptly as practicable of any such changes that are material. Any incremental costs and expenses incurred by or on behalf of Provider or its Affiliates in making any such change to the Services performed hereunder or in providing such Services as contemplated by this Section 2.3(e) shall be borne by Provider, except that, in the case of changes required by sub Section (ii), the incremental costs and expenses of such changes shall be borne proportionally by Recipient and Provider to the extent such changes apply to both the Services and to any of Provider’s and its Affiliates’ other businesses, and in the case of changes required by Sub Sections (ii) and (iii), the Recipient shall be responsible for any and all of its internal costs and expenses associated with testing and implementing the change.

(f)    Unless expressly stated otherwise in this Agreement, in no event shall any reduction in the scope or volume of, or change in location of, or adverse change in the quality or standard of care of, any Service occurring following the date of the Demerger Agreement and prior to the Effective Date limit or modify any of Provider’s obligations under this Agreement.

Section 2.4    Omitted Services

If, within one hundred and fifty (150) days following the Effective Date (or, with respect to a Service to the extent provided in connection with a Delayed Asset, one hundred and fifty (150) days following the date of the applicable Delayed Transfer), Recipient identifies a service (an “Omitted Service”) that (a) was provided or is substantially similar to a service that was provided by Provider or any Provider Affiliate to the Business in the ordinary course during the Baseline Period, (b) is reasonably necessary for the Business to operate in substantially the same manner as the Business operated during the Baseline Period, (c) is not included in Exhibit A or Exhibit B, and (d) would not require Provider or its Affiliates to allocate resources or capabilities materially in excess of its then-current ordinary course resources and capabilities (provided, for clarity, that resources or capabilities necessary to prepare to make such service available or plan and execute the migration of such service shall not be deemed to be resources or capabilities materially in excess of Provider’s or its Affiliates’ then-current ordinary resources or capabilities, as long as providing the Omitted Service itself does not require Provider or its Affiliates to allocate resources or capabilities materially in excess of its then-current ordinary resources or capabilities), then the Parties shall amend Exhibit A to add such Omitted Service, and in such case, such Omitted Service will be deemed a Service hereunder; provided that Provider shall have no obligation to provide such Omitted Service unless and until the Parties mutually agree (which agreement shall not be unreasonably withheld, conditioned, or delayed) on all terms and conditions for the provision of such Omitted Service, including the Initial Service Period and the Service Fee of such Omitted Service, which terms and conditions shall be consistent with the provisions of this Agreement, including the methodology to calculate the Service Fees reflected herein and in Exhibit A. Each Party shall give due consideration to business continuity concerns in connection with any request for an Omitted Service pursuant to this Section 2.4.

Section 2.5    Service Extensions

(a)    If Recipient reasonably determines that it will require a Fixed Period Service to continue beyond the FPS Initial Service Period for such Fixed Period Service, Recipient may extend such Fixed Period Service for up to two (2) six (6) month periods (each, an “FPS Service Extension Period”), each upon written notice to Provider no less than sixty (60) days (or such fewer days as specified in Exhibit A) prior to the end of the then-current FPS Initial Service

Period or FPS Service Extension Period (provided, however, that the Recipient will notify the Provider immediately upon becoming aware of any event which would give rise to the Recipient exercising its rights under this Section 2.5(a)), as applicable; provided that (i) the Service Fee for each such FPS Service Extension Period shall increase in accordance with Section 3.1(a), and (ii) except to the extent there is an extension in accordance with Section 2.5(b) or Section 10.16, in no event shall any FPS Initial Service Period together with the applicable FPS Service Extension Periods end later than (A) twenty-four (24) months following the Effective Date, and (B) to the extent with respect to any Delayed Asset, the period of time following the date of the applicable Delayed Transfer that is equal to twenty-four (24) months less such number of months (up to a maximum of twelve (12) months) in the period after the Effective Date up to the date of the applicable Delayed Transfer during which Recipient is actually able to conduct material preparatory work regarding transitioning off the Services related to such Delayed Asset.

(b)    If, having fully exercised its extension rights in Section 2.5(a) or Section 2.5(c) (as applicable), Recipient reasonably determines that it will require a Fixed Period Service or an Event Based Service to continue beyond what would otherwise be the end of the Service Period, because of a delay in (or inability to complete) the transition or migration of such Service as a result of: (i) Provider’s or any of its Affiliates’ or Subcontractors’ material breach of or material failure to perform any of its covenants or agreements under this Agreement or the Work Packages, (ii) any requirement of applicable Laws, or (iii) any act or omission of a Governmental Entity (including any delay or inability to obtain, transfer, change, or approve any Product Registration or Manufacturing Registration), then, without limitation of Section 10.16, Recipient may extend the period of performance of such Fixed Period Service or Event Based Service for the period of such delay or inability (e.g., an extension of up to thirty (30) days where the period of such delay or inability is thirty (30) days) with Provider’s prior written consent (not to be unreasonably withheld, conditioned, or delayed); provided, that (x) Provider’s consent shall not be required for up to the first twelve (12) months of any such extension pursuant to sub Section (i) (for clarity, the foregoing is without limitation of Recipient’s ability to further extend such services beyond such first twelve (12) months upon Provider’s consent in accordance with this Section 2.5(b)) and (y) in respect of any such extension pursuant to sub Section (iii), only that part of the Fixed Base Service or Event Based Service impacted by the act or omission of a Governmental Entity may be extended. Recipient shall notify the Provider immediately upon becoming aware of any event which would give rise to the Recipient exercising its rights under this Section 2.5(b). During any extension period granted in accordance with this Section 2.5(b), the Parties shall reasonably cooperate to mitigate and cure the circumstances that gave rise to such extension in order to prevent any need for further extensions.

(c)    If Recipient reasonably determines that it will require an Event Based Service to continue beyond the EBS Initial Service Period for such Event Based Service, upon written notice to Provider no less than ten (10) days prior to the end of the applicable EBS Initial Service Period (provided, however, that the Recipient will notify the Provider immediately upon becoming aware of any event which would give rise to the Recipient exercising its rights under this Section 2.5(c)), the period of performance for such Event Based Service shall be extended for a period equaling six (6) months less the duration of any EBS Tail Period with respect to such Event Based Service (such extension period, an “EBS Service Extension Period”); provided that the Service Fee for each such EBS Service Extension Period shall increase in accordance with Section 3.1(a). For clarity, except to the extent there is an extension in accordance with Section 2.5(b), no Event Based Service with an EBS Tail Period equaling six (6) months shall be eligible for extension.

Section 2.6    Third Party Terms and Conditions; Consents

Recipient hereby acknowledges and agrees that the Services provided by Provider through Subcontractors, or using third party assets, including Intellectual Property Rights, are subject to the terms and conditions of any applicable agreements with such third parties and subject to the receipt of any consent, authorization, order or approval of, or any exemption by, any third party (each, a “Consent”) required to be obtained by Provider (or its Affiliates or its or their Subcontractors) for the performance of Provider’s obligations under this Agreement, which Provider shall use its reasonable endeavours to obtain, and Recipient shall, and shall cause its Affiliates to, reasonably cooperate with and assist Provider (or its Affiliates or its or their Subcontractors) in so obtaining; provided that neither Party shall be obligated to incur any costs or expenses to obtain any such Consent; provided, further, that if any costs or expenses (excluding Taxes, which are the subject of Section 3.2) must be incurred to pay for a Consent, or for the assignment of a license or other rights to Recipient or its Affiliates, or for the purchase or licensing of any Intellectual Property Rights or other assets to provide the Services to Recipient or its Affiliates, and Recipient wishes that such Consent be obtained or such assignment, purchase or license be effected (having given its prior written consent to the applicable costs and expenses), such costs and expenses shall be borne by Recipient (and the Service Fee for such Service will increase by the amount of any such recurring costs and expenses (that are not Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs) or, in the case of any one-time costs and expenses relating to such modifications, such costs and expenses shall be deemed to be Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs, as applicable, hereunder). If Provider is unable to obtain any required Consent, or to effect any required assignments, purchases or licenses, or Recipient does not give its consent to the costs and expenses payable for the same in accordance with the preceding sentence, the Parties shall use reasonable endeavours to (a) negotiate in good faith reasonable modifications to the Services such that such Consents, assignments, purchases or licenses are not required, and (b) implement such modifications. Any costs and expenses (excluding Taxes, which are the subject of Section 3.2) reasonably incurred by or on behalf of Provider or its Affiliates with respect to such mutually agreed modifications shall be borne by Recipient (and the Service Fee for such Service will increase by the amount of any such recurring costs and expenses (that are not Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs) or, in the case of any one-time costs and expenses relating to such modifications, such costs and expenses shall be deemed to be Service Costs, Set-Up Costs, Service Exit Costs, or Early Termination Costs, as applicable, hereunder). Notwithstanding anything to the contrary herein, subject to Provider complying with its obligations under this Section 2.6, to the extent Provider does not obtain any required Consent, or effect any required assignments, purchases or licenses, for a Service; (i) Provider shall decide, in its absolute discretion, whether or not to perform such Service (provided that if Provider decides to perform the Service, it shall first obtain the prior written consent of Recipient and Recipient shall indemnify and hold harmless Provider from and against any Losses suffered or incurred as a result of any third party claim arising under or in connection to the provision of the Service without the required Consent); and (ii) Provider will not be in breach of this Agreement or have any liability to Recipient or its Affiliates as a result of any non-performance of, or other effect upon, such Service caused by this. If any Consent, assignment, purchase or license is required to be obtained with respect to any third party relationship of Recipient or its Affiliates for the receipt of Services, Recipient shall be solely responsible for obtaining any such Consent, assignment, purchase or license at its sole cost and expense; provided that Provider shall, and shall cause its Affiliates to, reasonably cooperate with and assist Recipient (or its Affiliates) in so obtaining.

Section 2.7    Transition Representatives

Each Party shall designate an individual to be the primary liaison between the Parties for the transition of the Business and the provision and receipt of, and the transfer of responsibility for, the Services (each, a “Transition Representative”). Each Party shall also designate individuals to be the primary representatives of such Party with respect to each of the functional areas of the Services (e.g., information technology, finance) (each, a “Service Functional Lead”). The Parties agree that any issues arising under this Agreement in relation to a particular Service will be raised first by and between the Service Functional Leads responsible for the functional area of the relevant Service before being referred to the Transition Representatives. The Transition Representatives and Service Functional Leads, or their respective designees, shall meet regularly in person, telephonically or as they otherwise agree during the Term to discuss any issues arising under this Agreement that have not been resolved by the Service Functional Leads and the need for any modifications or additions hereto. Either Party may replace its Transition Representative or any Service Functional Lead with an individual who has a comparable level of responsibility within its respective organization. Each Party shall provide written notice of its Transition Representative and Service Functional Leads to the other Party promptly following the execution of this Agreement and promptly following any changes to such Party’s Transition Representative or any Service Functional Lead, in each case in accordance with Section 10.1. The Transition Representatives and Service Functional Leads shall perform their duties in accordance with the Operating Manual and this Agreement. Subject to Section 10.1, the Provider and Recipient shall agree and set forth in the Operating Manual such other and additional processes and procedures for managing the day-to-day communications between the employees and representatives of Provider (and its Affiliates) and Recipient (and its Affiliates), including any decision-making required of the Parties to effectively coordinate their respective governance roles and responsibilities under the Agreement.

Section 2.8    Transitional Nature of Services and Assistance

The Parties hereby acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Recipient agrees to use and to cause its Affiliates to use reasonable endeavours to transition each Service to its own internal organization or obtain alternate third parties to provide the Services. Recipient shall inform Provider of any developments or changes (including as a result of the termination of any Services hereunder) that would reasonably be expected to impair Recipient’s ability to adhere to any Work Package, and shall update the Work Package in accordance with the Operating Manual upon Provider’s reasonable request. Subject to the provisions of Section 3.1(c)(iii), any amendments to a Work Package must be agreed in writing by both Parties in accordance with the process set out in the Operating Manual. Provider shall provide Recipient with assistance reasonably necessary to transition the Services to Recipient as set out in the Work Packages subject to payment by Recipient of the Service Exit Costs; provided that Recipient shall be ultimately responsible for transitioning the Services.

Section 2.9    Independent Contractor

In providing the Services hereunder, Provider, its Affiliates and its and their Subcontractors, shall act solely as independent contractors. Nothing herein shall constitute or be construed to be or create in any way or for any purpose a partnership, joint venture, joint-employer or principal-agent relationship between the Parties with respect to the Services. Neither Party nor any of its Affiliates, employees or agents shall have any power or authority to control the activities or operations of the other Party or its Affiliates, or to bind or commit the other Party or its Affiliates, with respect to the Services. In providing the Services hereunder, Provider’s and its Affiliates’ employees and agents shall not be considered employees or agents of Recipient or its Affiliates, or jointly employed by Provider and Recipient, nor shall Provider’s or its Affiliates’ employees or agents be eligible for or entitled to any compensation, benefits or perquisites (including severance) given or extended to any of Recipient’s or its Affiliates’ employees (without limiting any such amounts that constitute fees or costs and expenses payable pursuant to Article III hereunder). Recipient shall, subject to the Demerger Agreement, be solely responsible for the operation of its business and the decisions and actions taken in connection therewith, and nothing contained herein shall impose any liability or obligation on Provider or its Affiliates with respect thereto.

Section 2.10    Access and Cooperation; Reliance

(a)    Each Party agrees that it shall, and shall cause its Affiliates to, (i) timely provide to the other Party and its Affiliates (and, if applicable, its and their Subcontractors), at no cost to such other Party, reasonable access to personnel, facilities, systems, assets, information and books and records, in the case of Recipient, with respect to the Business, and in the case of Provider, with respect to the Services, and (ii) timely provide decisions, approvals and acceptances, in the case of each of sub Sections (i) and (ii), as reasonably requested by such other Party in order to enable it to exercise its rights and perform its obligations under this Agreement in a timely and efficient manner.

(b)    Without limiting the foregoing in this Section 2.10, each Party shall, and shall cause its Affiliates to, cooperate with the other Party in all matters relating to the provision and receipt of the Services and to use reasonable endeavours to minimize all costs and expenses contemplated to be paid hereunder (including Service Costs, Set-Up Costs, Service Exit Costs, and Early Termination Costs) and all distraction and disturbance to each Party, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. Such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder, (ii) notifying the other Party in advance of any changes to a Party’s operating environment or personnel that would reasonably be expected to affect the provision or use of the Services in any material respect, and working with the other Party to minimize the effect of such changes, and (iii) reasonably cooperating with Recipient and its Affiliates to accommodate non-material increases in the scope or volume of any Service, and to enable Recipient and its Affiliates to receive a Service (or find a reasonable workaround or alternative) in the event of any Compliance Concern.

(c)    In connection with the performance of this Agreement, each Party and its Affiliates (and, if applicable, its and their Subcontractors) shall be entitled to rely upon the genuineness, validity and truthfulness of any document, instrument or other writing presented by or on behalf of the other Party or its Affiliates. None of Provider, its Affiliates or any of its or their Subcontractors shall be liable for any impairment of any Service caused by their not receiving information, materials or access pursuant to this Section 2.10, either timely or at all, or by their receiving inaccurate or incomplete information from or on behalf of Recipient or any Recipient Affiliate, and Provider shall provide Recipient with prompt notice of any such circumstance of which it becomes aware.

(d)    Except as otherwise expressly set forth with respect to one or more specific Services in Exhibit A, Recipient and its Affiliates shall have no right under this Agreement and shall not be permitted under this Agreement to access any Information Systems or Software owned or controlled by Provider, its Affiliates or its or their Representatives. To the extent any such access is granted to Recipient or its Affiliates in connection with the receipt of one or more specific Services, Recipient shall, and shall cause its Affiliates to, comply with (i) the Information System and Software terms of access set forth in Exhibit C-1 and (ii) the policies and procedures of Provider made available to Recipient in writing prior to the Effective Date (collectively, the “Provider Security Requirements”).

(e)    Except as otherwise expressly set forth with respect to one or more specific Services in Exhibit A, Provider and its Affiliates shall have no right under this Agreement and shall not be permitted under this Agreement to access any Information Systems or Software owned or controlled by Recipient, its Affiliates or its or their Representatives. To the extent any such access is granted to Provider or its Affiliates in connection with the provision of one or more specific Services, Provider shall, and shall cause its Affiliates to, comply with (i) the Information System and Software terms of access set forth in Exhibit C-2 and (ii) the policies and procedures of Recipient that are generally applicable to Recipient, its Subsidiaries, and its and their businesses and made available to Provider in writing within a reasonable period prior to the date that such access is granted (collectively, the “Recipient Security Requirements”).

(f)    Each Party shall notify the other Party promptly after becoming aware of any actual or suspected breach of security of such first Party’s Information Systems to the extent related to the Business or any accidental or unlawful destruction, loss, alteration or unauthorized disclosure of, or access to, information contained therein or any other sensitive or confidential information (including information relating to an identified or identifiable individual) supplied by or on behalf of such other Party to such first Party or its Affiliates (including where such first Party or its Affiliates has access to such information held by such other Party or on its behalf) in connection with this Agreement and, in the event of any such actual or suspected breach or destruction, loss, alternative, disclosure or access, each Party shall, and shall cause its Affiliates to, reasonably cooperate with the other Party in investigating and mitigating the effect thereof. In addition, (i) Provider shall notify Recipient promptly after becoming aware of any actual or suspected breach of security of Recipient’s Information Systems to the extent related to the Recipient Businesses or any accidental or unlawful destruction, loss, alteration or unauthorized disclosure of, or access to, information contained therein and, in the event of any such actual or suspected breach or destruction, loss, alteration, disclosure or access, Provider shall, and shall cause its Affiliates to, reasonably cooperate with Recipient in investigating and mitigating the effect thereof, and (ii) Recipient shall notify Provider promptly after becoming aware of any actual or suspected breach of security of Provider’s Information Systems to the extent related to the Retained Business or any accidental or unlawful destruction, loss, alteration or unauthorized disclosure of, or access to, information contained therein and, in the event of any such actual or suspected breach or destruction, loss, alteration, disclosure or access, Recipient shall, and shall cause its Affiliates to, reasonably cooperate with Provider in investigating and mitigating the effect thereof.

Section 2.11    Compliance

(a)    Recipient acknowledges and agrees that Provider shall not provide any Service to the extent that the provision of such Service by Provider, any of its Affiliates or any of its or their Subcontractors, including any of the foregoing persons’ officers, directors, employees, agents or representatives, would conflict with or violate (i) any applicable Laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, or (ii) any Provider Policies. In the event that Provider determines in good faith that the provision of a specific Service in a specific market is likely to violate sub Section (i) or (ii) above (a “Compliance Concern”), Provider shall provide prompt notice to Recipient describing in reasonable detail the nature of the Compliance Concern.

(i)    Provider and Recipient shall confer in good faith, including through the governance process set forth in Section 2.7, to determine whether the Compliance Concern can be resolved and whether the suspension of such Service (or part thereof) is necessary; provided that in the event of a disagreement regarding whether such suspension is necessary, Provider shall have the right to make the final determination. Provider and Recipient shall pursue the mutual objective of limiting the scope and duration of any such suspension. Each Party shall take reasonable interim measures necessary to address the Compliance Concern that are requested by the other Party (e.g., by replacing a suspect intermediary or reassigning a suspect employee), and, upon request, shall provide written confirmation to the other Party that such measures have been implemented. All interim measures shall remain in place until and unless the Parties mutually agree, on the basis of their reasonable investigation, that the Compliance Concern is resolved.

(ii)    In the event that any Service (or part thereof) has been suspended under this Section 2.11, upon the resolution of such Compliance Concern, Provider shall resume the provision of such Service, and shall continue to provide such Service without interruption. To the extent that, and for so long as, any Service is suspended under this Section 2.11, Recipient shall not pay for such Services (unless the applicable Compliance Concern arises as a result of a breach by Recipient of this Agreement in which case Recipient shall continue to pay for such Services during the period of suspension).

(iii)    Each Party shall at all times comply with all applicable Laws in connection with the exercise of its rights and performance of its obligations under this Agreement.

(b)    Each of Provider and its Affiliates, and Recipient and its Affiliates, shall follow the generally applicable policies, procedures and practices with respect to the Services followed by Provider and its Affiliates, or by any of Provider or any Provider Affiliate to the extent related to the Services, and any changes to such policies, procedures and practices, in each case that are made available to Recipient and its Affiliates in writing (such policies, procedures and practices, and changes thereto, the “Provider Policies”), and in each case, from and after the effective date thereof following the date on which Recipient and its Affiliates are notified of the relevant policy, procedure or practice, including those relating to continuity of business, computer and network security measures and data encryption; provided that (i) Provider shall use reasonable endeavours to so notify Recipient and its Affiliates of any such changes concurrently with Provider notifying any of its Affiliates or its or their other business units of such changes, and (ii) if Provider fails to so notify Recipient and its Affiliates concurrently with Provider so notifying its Affiliates or its or their other business units, then, notwithstanding the other provisions of this Section 2.11, Recipient and its Affiliates shall use reasonable endeavours to follow such changes from and after the effective date thereof following the date on which Recipient and its Affiliates are so notified, but Recipient and its Affiliates shall not be required to follow such changes until the completion of a reasonable period following its receipt of such notice for Recipient and its Affiliates to take steps necessary to comply with such changes; provided, further, that Recipient and its Affiliates shall in no event be obligated to violate any Laws.

(c)    Each Party shall comply with their obligations set out in Exhibit L.

Section 2.12    Condition to Performance

Recipient acknowledges and agrees that Provider shall not be responsible for any failure to provide Services to the extent that such failure results from Recipient’s breach of this Agreement, including its obligations under Section 2.10, or to the extent that such failure is pursuant to a suspension of a Service that is in accordance with Section 2.11(a)(i) or Section 10.16. Provider shall promptly notify Recipient in writing of any such breach or suspension of which it becomes aware.

ARTICLE III

COMPENSATION

Section 3.1    Compensation

(a)    Each month during the Term, Recipient (or its applicable Affiliate) shall pay to Provider (or its applicable Affiliate) (i) a monthly fee for each Service provided to Recipient (or such Affiliate) hereunder (prorated for any partial month in which such Service is performed subject to Section 3.1(g)) in accordance with the charges for each such Service as set forth in Exhibit A (it being understood and agreed that such monthly fee will be paid beginning on the Effective Date for all Services, including with respect to Services to be provided in connection with a Delayed Asset, notwithstanding that legal title to such Delayed Asset has not yet transferred to Recipient or its Affiliates); provided that (A) the monthly fee for each Service (other than a Fixed Period Service to the extent provided in connection with a Delayed Asset) provided to Recipient (or such Affiliate) hereunder during an FPS Service Extension Period or EBS Service Extension Period, as applicable, shall equal (x) [***] of the monthly fee for such Service as set forth in Exhibit A for the first FPS Service Extension Period or an EBS Service Extension Period, as applicable, and (y) [***] of the monthly fee for such Service as set forth in Exhibit A for the second FPS Service Extension Period (B) the monthly fee for each Fixed Period Service to the extent provided solely in connection with a Delayed Asset hereunder shall equal (x) [***] of the monthly fee for such Service as set forth in Exhibit A during the first six (6) month period following the one (1) year anniversary of the Effective Date and (y) [***] of the monthly fee for such Service as set forth in Exhibit A during the second six (6) month period following the one (1) year anniversary of the Effective Date and (C) the monthly fee for each Service provided to Recipient (or such Affiliate) hereunder (x) during the first twelve (12) month period after expiration of the periods described in (A) or (B) shall equal [***] of the monthly fee for such Service as set forth in Exhibit A plus an adjustment for inflation by the greater of [***] and (y) during the second twelve (12) month period after expiration of the periods described in (A) or (B) (and any subsequent period) shall equal [***] of the monthly fee for such Service as set forth in Exhibit A plus a mutually negotiated rate (not to be less than the greater of [***]), but, in each case of (A), (B) and (C), excluding any Taxes, which are the subject of Section 3.2 (sub Section (i), collectively, the “Service Fees”), (ii) the Cost-Plus Charge (as set forth in Section 3.1(e)), (iii) in respect of each Work Package, unless otherwise agreed, [***] of the Set-Up Costs incurred in that month and (iv) in respect of each Work Package, unless otherwise agreed, [***] of the Service Exit Costs incurred in that month. Provider or its applicable Affiliates shall bear all Provider Costs. Notwithstanding the above, if (and solely for so long as) any Fixed Period Service or Event Based Service is extended pursuant to Section 2.5(b)(i), there shall be no increase in the monthly fee payable by Recipient pursuant to this Section 3.1(a)(i) and Recipient shall continue to pay the monthly fee for such Fixed Period Service or Event Based Service (as applicable) that was payable immediately prior to the commencement date of such extension.

(b)    Recipient (or its applicable Affiliate) shall reimburse Provider (or its applicable Affiliate) for all reasonable costs and expenses, including license fees, royalties, payments to Subcontractors (to the extent not covered by the Service Fees), reasonable travel expenses and third-party freight, distribution and other logistics costs, incurred by or on behalf of Provider (or its applicable Affiliate) to the extent attributable to the provision of the Services (but only proportionally to the extent such costs or expenses are applicable to both the Services and to any of Provider’s and its Affiliates’ other businesses), but excluding any Taxes, which are the subject of Section 3.2, and excluding Set-Up Costs and Service Exit Costs (which are the subject of Section 3.1(a)) and Early Termination Costs (which are the subject of Section 3.1(d)) (collectively, “Service Costs”), provided Recipient (or its applicable Affiliate) shall not be required to reimburse Provider (or its applicable Affiliate) for any Service Costs incurred in any month for and on behalf of any employees of Provider or any Provider Affiliate (e.g., travel and entertainment costs) that exceed [***] in the aggregate across all invoices unless and until Provider (or its applicable Affiliate) has presented Recipient (or its applicable Affiliate) with an invoice or other appropriate documentary evidence, providing reasonable supporting detail with respect to such costs, as permitted by the Operating Manual. All Service Costs shall be in addition to the Service Fees. Reasonable documentation of Service Costs will be provided upon request.

(c)    Limitation of Reimbursable Costs and Expenses

(i)    Provider shall provide Recipient with quarterly forecasts of Service Costs. Provider may update such quarterly forecasts from time to time upon notice to Recipient (which shall include a copy of such update). If at any time the actual amount of Service Costs incurred during the applicable quarterly period is expected to exceed [***] of the projected amount of such costs as reflected in the corresponding quarterly forecast (as so updated from time to time), Provider will provide Recipient notice within a reasonable time period prior to exceeding such projected amount. Provider and Recipient shall review and discuss in good faith such forecast (as so updated from time to time) and any expected cost overages as part of the governance process set forth in Section 2.7. If Recipient does not approve any such cost overages (such approval not to be unreasonably withheld, conditioned, or delayed), Provider shall be excused from providing the support or performing the activities to the extent related to such cost overages, provided, that Provider shall consider, and use reasonable endeavours to implement, alternate means of providing such support or performing such activities in a manner that does not result in such cost overages. If Provider fails to provide Recipient with notice prior to incurring any such cost overage, Recipient shall nevertheless reimburse Provider for such costs to the extent such costs are reasonable.

(ii)    In accordance with the processes and procedures set forth in the Operating Manual, Provider and Recipient shall agree in writing all Work Packages necessary for completing the set-up of any Service (including any set-up activities required as a result of the appointment or replacement of any Subcontractor). Such Work Packages shall form part of this Agreement. Provider shall provide Recipient with periodic updates (but in any event, no less frequent than every [six (6) months]) to the good faith estimate of Set-Up Costs described in each Work Package; provided, Provider shall promptly provide Recipient with an updated Work Package prior to incurring any material Set-Up Costs overage or in the event Provider desires to add, delete or adjust any line item of the Set-Up Costs in a Work Package that was previously agreed by the Parties. Provider and Recipient shall discuss in good faith any proposed updates to a Work Package, including adjustments to the Set-Up Costs estimate, and any updates shall be implemented in accordance with the Operating Manual. If Provider fails to provide Recipient with an updated Work Package as required by this Section 3.1(c)(ii), and the cumulative adjustment to Set-Up Costs for such Work Package would (x) materially increase Recipient’s costs or expenses thereunder, Recipient shall not be responsible for reimbursing Provider until such time as Provider submits an updated Work Package and the governance process set forth in the Operating Manual has been completed with the Parties having mutually agreed terms for the updated Work Package, or (y) would not materially increase Recipient’s costs or expenses thereunder, Recipient shall nevertheless reimburse Provider for such costs to the extent such costs are reasonable. Recipient’s rejection of any proposed material increase in Set-Up Costs in an updated Work Package timely proposed by Provider in accordance with this Section 3.1(c)(ii) shall promptly cause (A) the suspension of the Work Package last approved by the Parties, relieving Provider from having to perform any of its responsibilities under such Work Package and permitting Provider to recover all relevant Set-Up Costs incurred or committed to prior to such suspension, and (B) the Parties shall negotiate in good faith reasonable modifications to the Work Package, which may include alternative strategies and solutions, for completing the set-up of the relevant Services after the Effective Date. In the event the Parties are unable to mutually agree on modifications to the Work Package in writing, after having conferred on the matter in good faith as part of the governance process set forth in the Operating Manual, unless otherwise agreed by the Parties in writing, the Work Package last approved by the Parties, and the affected part of the Service to which the Work Package relates, will terminate and Provider will be relieved of any obligation for performing any of its remaining responsibilities under that Work Package and in respect of the affected part of the Service, provided, that Provider shall be permitted to continue to recover any Set-Up Costs incurred or committed to prior to the suspension of such Work Package, plus any other additional costs it may incur as a direct result of terminating such Work Package and the Early Termination Costs in respect of such Service.

(iii)    By the Effective Date, and in accordance with the processes and procedures set forth in the Operating Manual, Provider and Recipient shall have agreed all Work Packages necessary for the successful migration of each Service at the end of the relevant Service Period. Such Work Packages shall form part of this Agreement. Provider shall provide Recipient with periodic updates (but in any event, no less frequent than every six (6) months) to the good faith estimate of Service Exit Costs described in each Work Package; provided, Provider shall promptly provide Recipient with an updated Work Package prior to incurring any material Service Exit Cost overage or in the event Provider desires to add, delete or adjust any line item of the Service Exit Costs in a Work Package that was previously agreed by the Parties. Provider and Recipient shall discuss in good faith any proposed updates to a Work Package, including adjustments to the Service Exit Costs estimate, and any updates shall be implemented in accordance with the Operating Manual. If Provider fails to provide Recipient with an updated Work Package as required by this Section 3.1(c)(iii), and the cumulative adjustment to Service Exit Costs for such Work Package would: (x) materially increase Recipient’s costs or expenses thereunder, Recipient shall not be responsible for reimbursing Provider until such time as Provider submits an updated Work Package and the governance process set forth in the Operating Manual has been completed with the Parties having mutually agreed terms for the updated Work Package, or (y) would not materially increase Recipient’s costs or expenses thereunder, Recipient shall nevertheless reimburse Provider for such costs to the extent such costs are reasonable. Recipient’s rejection of any proposed material increase in Service Exit Costs in an updated Work Package timely proposed by Provider in accordance with this Section 3.1(c)(iii) shall promptly cause (A) the suspension of the Work Package last approved by the Parties, relieving Provider from having to perform any of its responsibilities under such Work Package and permitting Provider to recover all relevant Service Exit Costs incurred or committed to prior to such suspension, and (B) the Parties shall negotiate in good faith reasonable modifications to the Work Package, which may include alternative strategies and solutions, for the successful migration of the relevant Services at the end of the Service Period. In the event the Parties are unable to mutually agree on modifications to the Work Package in writing, after having conferred on the matter in good faith as part of the governance process set forth in the Operating Manual, unless otherwise agreed by the Parties in writing, the Work Package last approved by the Parties will terminate and Provider will be relieved of any obligation for performing any of its remaining responsibilities under that Work Package, provided, that Provider shall be permitted to continue to recover any Service Exit Costs incurred or committed to prior to the suspension of such Work Package, plus any other and additional costs it may incur as a direct result of terminating such Work Package.

(d)    Recipient (or its applicable Affiliate) shall reimburse Provider (or its applicable Affiliate) for all reasonable costs and expenses incurred by or on behalf of Provider (or such Affiliate) to the extent resulting from the early termination of any Service pursuant to Section 2.3(a) or Section 2.3(b) or termination by Provider or Recipient in accordance with Section 7.2 (unless Provider is the Breaching Party or the Party subject to an Insolvency Event thereunder) (and, for clarity, not including costs and expenses that would have been incurred absent such early termination), including legally binding commitments made to, or in respect of, personnel or Subcontractors, prepaid expenses related to the terminated Service and other costs and expenses related to such termination but excluding Taxes, which are the subject of Section 3.2 (collectively, “Early Termination Costs”). All Early Termination Costs shall be in addition to the Service Fees, but exclude Service Exit Costs. Reasonable documentation of actual, and good faith estimates of potential, Early Termination Costs will be provided upon request.

(e)    The Parties agree that the Service Fees shall be subject to [***], which shall not include any Taxes (which are the subject of Section 3.2) (the “Cost-Plus Charge”) to reflect arms’ length pricing terms for the Services. For clarity, the Cost-Plus Charge shall be charged to and payable by Recipient (or its applicable Affiliate) in addition to the Service Fees set forth in Exhibit A.

(f)    Subject to Section 3.1(a)(i)(A)-(C) and Section 3.1(e), it is the intent of the Parties that the Service Fees set forth in Exhibit A reasonably approximate the cost of providing the Services, without any intent to cause Provider (or its applicable Affiliate) to make profit or incur loss. Subject to the foregoing, if at any time Provider believes that the Service Fee for a specific Service in Exhibit A is materially insufficient to compensate it (or its applicable Affiliate) for the cost of providing such Service, or Recipient believes that the Service Fee for a specific Service in Exhibit A materially overcompensates Provider (or its applicable Affiliate) for such Service, such Party shall promptly notify the other Party, and the Parties will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to the Service Fee for such Service for future periods. This Article III shall not limit any other obligation of Recipient and its Affiliates to reimburse costs or expenses of Provider and its Affiliates pursuant to other provisions of this Agreement.

(g)    In the event that a Service is terminated in part pursuant to this Agreement, then the Service Fee for the portion of the Service that remains in effect after such termination in part shall be adjusted in accordance with Exhibit I and Section 3.1(e), in each case to the extent applicable; provided that Provider (or its applicable Affiliate) is sufficiently compensated in accordance with this Agreement for the portion of such Service that remains in effect after such termination in part and, in furtherance of ensuring such sufficient compensation, upon either Party’s request at any time during the Term, the Parties shall discuss in good faith any reasonable and appropriate adjustments to Exhibit I, it being understood that the partial termination cost reduction principles reflected in Exhibit I include certain cost step-down targets that represent the Parties’ best estimate of reasonable and appropriate cost step-down amounts as of the date of this Agreement, and the Parties shall use reasonable endeavours to achieve such cost step-down targets.

(h)    Provider agrees that any costs and expenses recoverable from Recipient under this Agreement shall be charged only once to Recipient and there shall be no double recovery of such costs and expenses (whether under different categories of fees, an LCA or otherwise).

Section 3.2    Taxes

(a)    All payments made under this Agreement that represent consideration for a supply for VAT purposes shall be exclusive of any VAT properly chargeable thereon, which shall be payable in addition to the consideration upon receipt of a valid VAT invoice.

(b)    Recipient (or its applicable Affiliate) shall be responsible for all Transfer Taxes imposed by applicable Taxing Authorities on the direct provision of Services to Recipient (or such Affiliate) or any payment hereunder, provided that such Transfer Taxes shall be shown on an invoice. If Provider or any Provider Affiliate is required to pay any part of such Transfer Taxes, Provider shall provide Recipient with evidence that such Transfer Taxes have been paid, and Recipient (or its applicable Affiliate) shall reimburse Provider (or its applicable Affiliate) for such Transfer Taxes. Upon the reasonable request of Recipient, Provider shall revise any invoice to reflect the relevant Transfer Taxes imposed or to correct any errors to the extent any such correction is required by applicable Laws.

(c)    If at any time Provider (or any of its Affiliates) receives a refund (or credit or offset in lieu of a refund) of any Transfer Taxes (or Provider (or any of its Affiliates) otherwise is not required under applicable Laws to bear any such Taxes) for which Recipient (or any of its Affiliates) has borne or paid to Provider (or its Affiliate), then Provider (or its Affiliate receiving such refund or utilizing such credit or offset) shall promptly pay over the amount of such refund, credit or offset (net of all related costs, expenses and Taxes incurred in respect thereof) to Recipient or its applicable Affiliate, it being understood that Recipient and its applicable Affiliate shall be liable for any subsequent disallowance of such refund, credit or offset and any related interest, penalties, additions thereto or related costs and expenses.

(d)    If at any time Provider (or any of its Affiliates) determines that VAT charged to Recipient pursuant to this Agreement was not properly due, whether upon receipt of notification from a Tax Authority or otherwise, and receives a refund (or credit or offset in lieu of a refund) of such VAT, then Provider (or its Affiliate receiving such refund or utilizing such credit or offset) shall promptly issue a credit note to Recipient with respect to such VAT and pay over the amount of such refund, credit or offset to Recipient or its applicable Affiliate. Provider shall as soon as reasonably practicable send Recipient copies of the documentation or correspondence on the basis of which it was determined that VAT was not properly due.

(e)    Each Party shall, and shall cause its Affiliates to, use reasonable endeavours to (i) minimize the amount of any VAT and Transfer Taxes imposed on the provision of Services hereunder, including by availing itself of any available exemptions from or reductions to any such VAT and Transfer Taxes, and (ii) cooperate with the other Party in providing any information or documentation that may be reasonably necessary to minimize such VAT and Transfer Taxes or obtain such exemptions. Provider (and its Affiliates) shall issue (or shall cause to be issued) any invoice, and reasonably cooperate with Recipient and its Affiliates to provide information and documentation, necessary for Recipient and its Affiliates to comply with VAT obligations under applicable Laws.

(f)    If applicable Laws require that an amount in respect of any Taxes be withheld from any payment to Provider or any Provider Affiliate under this Agreement, Recipient shall promptly notify Provider of such required withholding and, solely if such withholding constitutes a Transfer Tax, the amount payable to Provider (or its applicable Affiliate) shall be increased as necessary so that, after withholding of any such amounts as required by applicable Laws, Provider (or such Affiliate) receives an amount equal to the amount it would have received had no such withholding been required, and Recipient shall withhold (or cause to be withheld) such Taxes and pay (or cause to be paid) such withheld amounts over to the applicable Tax Authority in accordance with the requirements of the applicable Laws and shall provide Provider (or its applicable Affiliate) with an official receipt (or copy thereof) or other evidence reasonably satisfactory to the Provider confirming such payment where it is common practice for the applicable Tax Authority to provide such a receipt or evidence. Provider (or its applicable Affiliate) shall reasonably cooperate with Recipient to determine whether any such withholding applies to the Services, and if so, shall further cooperate to minimize or maintain an exemption from applicable withholding Taxes. Recipient shall, and shall cause its Affiliates to, provide Provider and its Affiliates with any reasonable cooperation or reasonable assistance as may be necessary to enable Provider or its Affiliates to claim exemption from, or a reduction in the rate of, any withholding Taxes (including, without limitation, pursuant to any applicable double taxation or similar treaty), to receive a refund of such withholding Taxes or to claim a Tax credit therefor. If at any time Provider (or any of its Affiliates) receives a refund (or credit or offset in lieu of a refund) of any withholding Taxes borne by Recipient (or any of its Affiliates), then Provider or its Affiliate receiving such refund or utilizing such credit or offset shall promptly pay over the amount of such refund, credit or offset (net of all related costs, expenses and Taxes incurred in respect thereof) to Recipient or its applicable Affiliate, it being understood that Recipient and its applicable Affiliate shall be liable for any subsequent disallowance of such refund, credit or offset and any related interest, penalties, additions thereto or related costs and expenses.

(g)    Where Recipient or any Recipient Affiliate is required by this Agreement to reimburse or indemnify Provider or any Provider Affiliate for any cost or expense (including Service Costs, Set-Up Costs, Service Exit Costs, Provider Costs and Early Termination Costs), Recipient (or its applicable Affiliates) shall reimburse or indemnify Provider (or its applicable Affiliate) for the full amount of the cost or expense, notwithstanding any provision to the contrary in this Agreement, together with any VAT incurred on that cost or expense by the Provider or Provider Affiliate (to the extent that such VAT is properly reflected on a valid invoice issued by the supplier for such cost or expense), except to the extent that Provider (or its applicable Affiliate) reasonably determines in accordance with the applicable Laws of the jurisdiction in which such VAT is chargeable that it (or such Affiliate), or a member of the same group as Provider (or such Affiliate) for VAT purposes, is entitled to credit for or repayment of that VAT from any relevant Tax Authority.

(h)    If any Tax Authority Claim is made that could reasonably be expected to result in, or increase, any reimbursement or indemnity obligation of the Recipient or any Recipient Affiliate or the Provider or any Provider Affiliate pursuant to this Agreement in respect of any Transfer Taxes or VAT or result in the Recipient or any Recipient Affiliate or the Provider or any Provider Affiliate otherwise bearing any Transfer Taxes or VAT hereunder, the provisions of clause 12 (Conduct of Tax Authority Claim) of the Tax Covenant shall apply as if they were set out in this Section 3.2(h) but replacing references to “Haleon”, “Haleon Group Company”, “GSK” and “Pfizer” with references to “the Recipient or any Recipient Affiliate” or “the Provider or any Provider Affiliate” (and vice versa) as necessary and making any other necessary modifications..

Section 3.3    Payment Terms

(a)    Unless otherwise specified in Exhibit A, Provider (or its applicable Affiliate in accordance with this Section 3.3) shall invoice Recipient for the Service Fee for each of the Services provided, plus the Cost-Plus Charge, and, if applicable, any Service Costs, Set-Up Costs, Service Exit Costs or Early Termination Costs incurred and required to be paid hereunder on a monthly basis in arrears by the 20th day of the month (or where the 20th day of the month is not a Business Day, by the last Business Day preceding the 20th of the month) following the month in which the applicable Services were provided or the applicable Service Costs, Set-Up Costs, Service Exit Costs or Early Termination Costs were incurred (provided that to the extent any such costs are incurred in a month and not reflected in such initial invoice applicable to such month, such costs may be reflected in a subsequent invoice issued with respect to the next three (3) calendar months following the date of such initial invoice or, with Recipient’s consent (not to be unreasonably withheld, conditioned, or delayed), in a subsequent invoice; provided, further, that in no event shall Recipient be required to pay any such costs invoiced more than eighteen (18) months after such costs were incurred or twelve (12) months following the expiration of the Term). Recipient shall pay Provider (or such applicable Affiliate) all amounts due (other than amounts permitted to be withheld in accordance with this Section 3.3(a)) on or prior to the last day of the calendar month following the month in which Recipient receives the applicable invoice. All such invoices shall be in substantially the form set forth in the Operating Manual or such form as otherwise agreed between the Parties, and shall be delivered to Recipient (or its applicable Affiliate) at the address designated by Recipient (or its applicable Affiliate) by written notice to Provider. Any correspondence or payments concerning such invoices shall be made to Provider (or its applicable Affiliate) at the address designated by Provider (or its applicable Affiliate) by written notice to Recipient. Any Dispute regarding invoiced amounts shall be resolved in accordance with Article VIII; provided that Recipient (x) may withhold payment on any invoice to the extent it is disputing in good faith, pending resolution of such Dispute, an amount in such invoice that (i) represents more than [***] of the amount set forth on the applicable invoice, or (ii) represents [***] or less of the amount set forth on the applicable invoice if the cumulative aggregate outstanding amount of such disputed amounts referred to in this sub Section (ii) exceeds [***]), and (y) shall pay the full invoiced amount pending resolution of its Dispute of an invoiced amount that is less than the amount required in sub Section (x). Notwithstanding anything to the contrary in this Agreement, Provider may at any time withdraw an invoice for which Recipient is or has been withholding payment in accordance with sub Section (x) and submit a replacement invoice to ensure Recipient’s payment of all undisputed amounts without undue delay. There shall be no right of set-off or counterclaim with respect to any claim, debt or obligation against payments to Provider or any Provider Affiliate under this Agreement.

(b)    Notwithstanding anything to the contrary in this Agreement, in addition to anything required by applicable Laws:

(i)    with respect to all Services provided by U.S. Provider or a U.S. Affiliate of U.S. Provider to U.S. Recipient or any other U.S. Affiliate of Recipient, U.S. Provider shall issue all invoices to U.S. Recipient in USD and U.S. Recipient shall make all such invoiced payments to U.S. Provider in USD;

(ii)    with respect to all Services provided by U.S. Provider or a U.S. Affiliate of Provider to Recipient (or Recipient on behalf of a Non-U.S. Affiliate of Recipient), U.S. Provider shall issue all invoices to Recipient and Recipient shall make all such invoiced payments to U.S. Provider;

(iii)    with respect to all Services provided by Provider or any other Non-U.S. Affiliate of Provider to U.S. Recipient or any other U.S. Affiliate of Recipient, Provider shall issue all invoices to U.S. Recipient and U.S. Recipient shall make all such invoiced payments to Provider; and

(iv)    with respect to all Services provided by Provider or any other Non-U.S. Affiliate of Provider to Recipient (or Recipient on behalf of Recipient or a Non-U.S. Affiliate of Recipient), Provider shall issue all invoices to Recipient and Recipient shall make all such invoiced payments to Provider;

provided, that, notwithstanding sub Sections (i) through (iv) above, any Affiliate of Provider that is providing any (or part of any) Services in accordance with an LCA under Section 10.17 shall issue all invoices for, and shall receive all payments with respect to, such Services, and such issued invoices shall be provided to, and all such invoiced payments shall be made by, the applicable Affiliate of Recipient that is party to such LCA; provided, further, that all invoicing and payment obligations set forth in sub Sections (i) through (iv) above shall be made in accordance with Section 3.3(a) as if the applicable Affiliates of Provider and Recipient, respectively, that are referenced in this Section 3.3(b) were referenced in Section 3.3(a) in place of Provider and Recipient, as the context requires.

(c)    Unless expressly stated otherwise in this Agreement or an LCA, all invoices and payments under this Agreement shall be in pounds sterling. For the purposes of converting any amounts into pounds sterling, such amounts shall be converted from the functional currency used in the LCA to pounds sterling using the GSK Group consolidation system (BISON) cumulative average exchange rate for any payments invoiced by Provider, and the Haleon Group consolidation system cumulative average exchange rate (or such other external exchange rate as used by the Haleon Group) for any payments invoiced by Recipient. The Parties shall apply such exchange rate in the month where such cost was incurred.

Section 3.4    Interest

Provider and its Affiliates reserve the right to charge interest on any amount that has been overdue from Recipient or any Recipient Affiliate for more than thirty (30) days at an annual interest rate of [***], accruing from the date payment was due through to the date of actual payment.

Section 3.5    Records; Inspection

With respect to each Service, Provider or its applicable Affiliate shall keep reasonable and customary books, accounts, and records of all activities carried out, and all Service Fees and other costs and expenses (including Set-Up Costs, Service Costs, Service Exit Costs and Early Termination Costs) incurred, in the performance of its obligations under this Agreement with respect to such Service, and any other information or records in respect of any period, including periods prior to the Service Period for each Service, that could reasonably be expected to be relevant to any Tax Authority Claim in respect of any Service, in each case in a manner consistent with the internal record keeping and retention policies of such entity but in no event for a period that is less than as required by Law or any applicable Governmental Order. Provider shall, and shall cause its Affiliates to, permit Recipient and its Representatives reasonable access to inspect and copy (at Recipient’s cost) during business hours such books, accounts, and records: (i) during the twelve (12) month period following the invoice date for a particular Service (but no more than two (2) times during any consecutive twelve (12) month period) to audit any amounts invoiced to Recipient or any Recipient Affiliate for such Service and (ii) during any such longer period that Provider retains such books, accounts, and records in accordance with its internal record keeping and retention policies or in accordance with Laws or any applicable Governmental Order, for legal, compliance, or regulatory (for clarity, not including auditing amounts invoiced) purposes or for the purpose of prosecuting any Tax Authority Claim. Such access and audit rights shall be subject to the principles set forth in Exhibit J. In the event of any overcharge by Provider (or its applicable Affiliate), Provider (or its applicable Affiliate) shall promptly (and in no more than five (5) Business Days) refund such overcharge to Recipient or its designee; provided that, subject to Provider (or its applicable Affiliate) permitting reasonable access in accordance with sub Section (i) above, Recipient shall not be permitted to initiate a challenge of any invoice or amounts reflected therein after the expiration of the twelve (12) month period referred to in sub Section (i) above and neither Provider nor its applicable Affiliate shall be obligated to refund any such overage for which such a challenge was initiated after such period. Notwithstanding anything to the contrary herein, in no event shall Provider (or any of its Affiliates) be required to provide access to, or otherwise disclose the contents of, any Provider Combined Tax Return and in no event shall Recipient Parent (or any of its Affiliates) be required to provide access to, or otherwise disclose the contents of, any Recipient Combined Tax Return.

ARTICLE IV

INTELLECTUAL PROPERTY RIGHTS

Section 4.1    Ownership of Intellectual Property Rights

(a)    Except as expressly provided in Section 4.1(b), no license, title, ownership or other Intellectual Property Rights or proprietary rights are transferred to Recipient, its Affiliates or Representatives pursuant to this Agreement, and each of Provider and its applicable Affiliates retains all such rights, title, ownership and other interest in its Information Systems, platforms, applications and all other of its Software, hardware, systems and resources it uses to provide the Services. Except as expressly provided in Section 4.1(b), as between the Parties, Provider (or its applicable Affiliate) shall be the sole and exclusive owner of, and nothing in this Agreement shall be deemed to grant Recipient, its Affiliates or Representatives any right, title, license, leasehold or other interest in or to, any Intellectual Property Rights, ideas, concepts, techniques, inventions, processes, systems, works of authorship, facilities, floor space, resources, special programs, functionalities, interfaces, computer hardware or Software, documentation or other work product developed, created, modified, improved, used or relied upon by Provider, its Affiliates, Representatives or Subcontractors in connection with the Services or the performance of

Provider’s or its Affiliates’ obligations hereunder. Except as expressly provided in Section 4.1(b), no license, title, ownership or other Intellectual Property Rights or proprietary rights are transferred to Provider, its Affiliates or Subcontractors pursuant to this Agreement, and Recipient retains all such rights, title, ownership and other interest in its Information Systems, platforms, applications and all other Software, hardware, systems and resources it uses to receive the Services.

(b)    Notwithstanding anything to the contrary in Section 4.1(a), all information, records, data, reports and deliverables to the extent relating to the Business that are generated, collected, stored, processed or created by or on behalf of Recipient or any Recipient Affiliate (including by Provider, its Affiliates and Subcontractors) in connection with a Service shall be owned by Recipient (“Acquired Business Data”), except that Provider (or its applicable Affiliate) shall own all information, records, data, reports and deliverables generated, collected, stored, processed or created in providing the Services to the extent related to the operation of the Retained Business. Provider shall deliver to Recipient, in a useable format, any such Acquired Business Data in its possession and stored electronically on its Information Systems (and not previously transferred to Recipient) that Recipient requests within a reasonable period of time following the termination or expiration of this Agreement; provided that Provider may retain one copy of such Acquired Business Data for legal and compliance purposes.

(c)    To the extent that any right, title or interest in, to or under any Intellectual Property Rights (including data) vests in either Party or its Affiliates, by operation of law or otherwise, in contravention of Section 4.1(a) or Section 4.1(b), such Party (the “Assigning Party”) hereby assigns, and shall cause its Affiliates to assign, perpetually and irrevocably, to the other Party or its designee (the “Assignee Party”) all such right, title and interest throughout the world in, to and under such Intellectual Property Rights, free and clear of all liens and other encumbrances, without the need for any further action by any Party or its Affiliates and hereby waives, and shall cause its Affiliates to waive, any ownership in the foregoing in favor of the Assignee Party if such assignment does not take effect immediately for any reason. The Assigning Party shall, and shall cause its Affiliates to, execute any and all assignments and other documents necessary to perfect, register or record the Assignee Party’s right, title, and interest in, to and under such Intellectual Property Rights. The Assigning Party further agrees to, and shall cause its applicable Affiliates to, execute all further documents and assignments and take all further actions as may be necessary to perfect the Assignee Party’s title to such Intellectual Property Rights or to register such Assignee Party as the exclusive owner of any applicable registrable rights.

(d)    Except as set forth in Section 4.1(a) and Section 4.1(b), Provider and its Affiliates, on the one hand, and Recipient and its Affiliates, on the other hand, retain all right, title and interest in, to and under their respective Intellectual Property Rights, and except as set forth in Section 4.2(a) and Section 4.2(b), no license or other right, express or implied, is granted to either Party or its Affiliates with respect to the other Party’s or its Affiliates’ Intellectual Property Rights under this Agreement.

(e)    The Parties agree that neither Party nor its Affiliates will remove any trade mark or copyright notices, proprietary markings, trade marks or other indicia of ownership of the other Party or its Affiliates from any materials of the other Party or its Affiliates, except as required by the Demerger Agreement or any applicable Ancillary Agreements.

Section 4.2    License Grants

(a)    Subject to the terms and conditions of this Agreement, Provider, on behalf of itself and its Affiliates, hereby grants to Recipient, its Affiliates and any other permitted recipient of the Services, a worldwide, non-exclusive, non-sublicensable, non-transferable (except as provided in Section 10.4), royalty-free and fully paid-up (subject to the terms hereof), limited license to use Intellectual Property Rights to the extent owned or controlled or licensable by Provider or any Provider Affiliate and used by Provider or any Provider Affiliate in connection with providing the Services, solely for the purpose of, and solely to the extent and for the duration required for, Recipient or its Affiliates, or such other recipient, to receive the Services during the Term.

(b)    Subject to the terms and conditions of this Agreement, Recipient, on behalf of itself and its Affiliates, hereby grants to Provider and its Affiliates, a worldwide, non-exclusive, non-sublicensable (except to Affiliates and Subcontractors of Provider for the purposes of providing the Services), non-transferable (except as provided in Section 10.4), royalty-free and fully paid-up, limited license to use Intellectual Property Rights to the extent owned or controlled or licensable by Recipient or any Recipient Affiliate solely for the purpose of, and solely to the extent and for the duration required for, Provider, its Affiliates and Subcontractors to provide the Services during the Term.

(c)    The licenses granted in this Section 4.2 shall expire upon the earlier of the expiration of the Term or the end of the Service Period for the applicable Service subject to such license (or, if earlier, the date on which the Service subject to such license is terminated in accordance with this Agreement).

ARTICLE V

INDEMNIFICATION

Section 5.1    Indemnification

(a)    Subject to the provisions of this Article V, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in the Demerger Agreement or any other Ancillary Agreement, Provider agrees to indemnify and hold harmless Recipient and its Affiliates (collectively, the “Recipient Indemnified Parties”) from and against any and all Losses that any such Recipient Indemnified Party suffers or incurs to the extent resulting from (i) the fraud, gross negligence or wilful misconduct of Provider or any Provider Affiliate or Subcontractors in connection with this Agreement (including the provision of the Services); (ii) the employment, engagement or dismissal by Provider or any Provider Affiliate of any Provider Personnel; or (iii) any Provider Personnel (other than any Business Employee) who transfers or claims to transfer to the employment of any Recipient Indemnified Party at any stage, whether during this Agreement, or on or after expiration or termination of all or part of this Agreement or all or part of the Services, pursuant to the Transfer Regulations or otherwise.

(b)    Subject to the provisions of this Article V, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in the Demerger

Agreement or any other Ancillary Agreement, Recipient agrees to indemnify and hold harmless Provider and its Affiliates and its and their respective Subcontractors (collectively, the “Provider Indemnified Parties”) from and against any and all Losses that any such Provider Indemnified Party suffers or incurs to the extent resulting from the provision (or use by Recipient and its Affiliates) of the Services, except to the extent that such Losses result from (i) the fraud, gross negligence or wilful misconduct of Provider or any Provider Affiliate or Subcontractors in connection with this Agreement (including the provision of the Services); (ii) a breach of this Agreement or an LCA by Provider or any Provider Affiliate or Subcontractor; (iii) the employment, engagement or dismissal by Provider or any Provider Affiliate of any Provider Personnel; (iv) any Provider Personnel (other than any Business Employee) who transfers or claims to transfer to the employment of any Recipient Indemnified Party at any stage, whether during this Agreement, or on or after expiration or termination of all or part of this Agreement or all or part of the Services, pursuant to the Transfer Regulations or otherwise; or (v) any infringement, misappropriation, or other violation of any third party’s Intellectual Property Rights in connection with the Services to the extent resulting from Provider not seeking a required Consent pursuant to Section 2.6.

(c)    Notwithstanding any other provision of this Agreement, this Article V shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax Authority Claim.

Section 5.2    Indemnification Procedures

(a)    Any Person entitled to be indemnified under this Article V (the “Indemnified Party”) shall as soon as reasonably practicable give written notice and available details thereof to the Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Action against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Action (a “Third Party Claim”), indicating, with reasonable detail, and based on the facts then known to the Indemnified Party, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, insofar as it is reasonably practicable to determine the same (but without prejudice to the final determination of the amount to be indemnified in respect thereof), an estimate of the amount and calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article V (and a good faith estimate of any such future Losses relating thereto), and the provisions of this Agreement in respect of which such Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 5.2(a) shall not limit the obligations of the Indemnifying Party under this Article V, except (i) to the extent such Indemnifying Party is actually prejudiced thereby, and (ii) to the extent expenses are incurred during the period in which notice was not provided.

(b)    With respect to any Third Party Claim, the Indemnifying Party under this Article V shall have the right, but not the obligation, to assume the defence, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided that the Indemnifying Party shall not be entitled to assume the defence of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if such Third Party Claim is a criminal Action. If the Indemnifying Party so undertakes to defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defence against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless such settlement does not involve any injunctive relief against or any finding or admission of any violation of Laws or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defence of such Action at its own cost and expense; provided that, subject to the provisions of this Article V, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Action) representing all Indemnified Parties in such Action and all related Actions, if, but only if, the defendants in such Action include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Action. In any event, the Indemnified Party shall cause its legal counsel to cooperate with the Indemnifying Party and its legal counsel. No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party does not assume the defence of a Third Party Claim, it shall nevertheless be entitled to participate in the defence of such Action at its own cost and expense, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defence against, and settlement of, any such Third Party Claim.

(c)    In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, and based on the facts then known to the Indemnified Party, the nature of such claim, the basis therefor, the amount and calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article V (and a good faith estimate of any such future Losses relating thereto), and the provisions of this Agreement in respect of which such Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 5.2(c) shall not limit the obligations of the Indemnifying Party under this Article V, except (i) to the extent such Indemnifying Party is actually prejudiced thereby and (ii) to the extent expenses are incurred during the period in which notice was not provided. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such Dispute in accordance with Section 8.1 and Section 10.10.

Section 5.3    Losses Net of Insurance, Etc.

The amount of any Loss for which indemnification is provided under Section 5.1 shall be calculated on an after-Tax basis and shall be net of (i) any amounts recovered by the

Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, and (ii) any insurance proceeds (provided by an insurance company that is not an Affiliate of the Indemnified Party) or other cash receipts or sources of reimbursement received with respect to such Loss (the source of any such amounts referred to in sub Section (i) or (ii), a “Collateral Source”), in each case net of any Taxes imposed or reasonable out-of-pocket costs incurred in connection with the collection of such insurance proceeds, cash receipts or sources of reimbursement. The Indemnified Party shall use its reasonable endeavours to seek recovery for such Losses from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign to the Indemnifying Party the rights to seek recovery from any Collateral Sources (to the extent such rights are capable of assignment); provided that the Indemnifying Party will then be responsible for pursuing such claim at its own expense; provided, further, that the Indemnified Party shall cooperate (at the Indemnifying Party’s expense) with the Indemnifying Party to seek such recovery. If the amount to be netted hereunder from any payment required under Section 5.1 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article V, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article V had such determination been made at the time of such payment.

Section 5.4    No Right of Set-Off

Neither Provider (or its applicable Affiliate), on the one hand, nor Recipient (or its applicable Affiliate), on the other hand, shall have any right to set off any Losses under this Article V against any payments to be made by such Party, Parties, or its or their Affiliates pursuant to this Agreement, the Demerger Agreement or any other agreement among the Parties, including any Ancillary Agreement.

Section 5.5    Sole Remedy/Waiver

Except with respect to claims related to the Provider’s material breach of this Agreement (which shall be subject to Section 5.7) or to claims seeking specific performance or other equitable relief, the Parties acknowledge and agree that the remedies provided for in this Article V shall be the Parties’ sole and exclusive monetary remedy with respect to the subject matter of this Agreement.

Section 5.6    Other Indemnities

This Article V is in addition to, and not in limitation of, any indemnification provisions set forth in the Demerger Agreement and any other Ancillary Agreement.

Section 5.7    Mitigation; Limitation on Liability

(a)    Each of Provider, Recipient, and each Indemnified Party shall, and cause its Affiliates to, use reasonable endeavours to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to such Loss.

(b)    Notwithstanding anything to the contrary herein or in the Demerger Agreement or any other Ancillary Agreement but subject to Section 5.7(c) and Section 5.7(e), Provider’s (and its Affiliates’) maximum aggregate liability to, and (except with respect to claims seeking specific performance or other equitable relief) the sole remedy of, the Recipient Indemnified Parties for any and all claims (whether based on a claim in contract, tort (including negligence), under an indemnity, breach of statutory duty or otherwise) under or in connection with this Agreement (including all LCAs entered into in connection with this Agreement) shall not exceed: (x) in the case of claims under this Agreement, the [***], or (y) in the case of claims arising under an LCA only, the [***], less (x) in the case of claims under this Agreement, the [***], or (y) in the case of claims arising under an LCA only, the [***].

(c)    Notwithstanding anything to the contrary in this Agreement or the Demerger Agreement or any other Ancillary Agreement but subject to Section 5.7(e), in no event shall either Party be liable to the other Party or any Indemnified Party hereunder (whether based on a claim in contract, tort (including negligence), under an indemnity, breach of statutory duty or otherwise) under or in connection with this Agreement for:

(i)    any consequential damages, special damages, or indirect damages;

(ii)    any loss of revenue or profits, diminution in value, damages based on a multiple of revenue or earnings or other performance metric, loss of production, loss of contract, loss of goodwill or business reputation, loss or corruption of data, or business interruption (in each case, whether direct or indirect); or

(iii)    any punitive and exemplary damages, or any similar damages,

in all cases, other than, with respect to a Third Party Claim that is the subject of an indemnification obligation under this Agreement, to the extent that any damages are awarded by Governmental Order against, and paid by, an Indemnified Party.

(d)    Except as otherwise expressly provided in this Agreement, each Party acknowledges and agrees that all Services are provided on an “as-is” basis and that Provider and its Affiliates make no express or implied conditions, representations or warranties with respect to this Agreement, the Services to be provided under this Agreement or otherwise, including as to satisfactory quality, suitability or fitness for a particular purpose, title and non-infringement of any firmware, software or hardware provided or used hereunder, performance with reasonable skill and care, and any conditions, representations or warranties arising from the course of dealing, course of performance or trade usage, and all such conditions, representations and warranties are hereby expressly disclaimed.

(e)    Nothing in this Agreement shall limit or exclude either Party’s liability: (i) for any Loss to the extent it is caused by fraud; (ii) for death or personal injury caused by its (or its agents’) negligence; or (iii) that may not otherwise be limited or excluded by Laws.

ARTICLE VI

CONFIDENTIALITY

Section 6.1    Confidentiality

(a)    Each Party recognizes that in the performance of this Agreement, non-public, confidential or proprietary information (“Confidential Information”) belonging to the other Party or its Affiliates or Subcontractors may be disclosed or become known to such Party or its Affiliates, Subcontractors or Representatives in connection with this Agreement (including the provision or use of the Services). Acquired Business Data shall constitute Recipient’s Confidential Information. The provisions of this Agreement shall be considered Confidential Information of both Parties. Unless otherwise expressed in writing to the other Party, information, whether in written, oral (including by recording), electronic or visual form, that is exchanged between the Parties, their Affiliates, Subcontractors and Representatives in connection with the performance of this Agreement shall be considered to be Confidential Information. Notwithstanding the above, information shall not be considered Confidential Information to the extent that such information can be shown to have been:

(i)    in the public domain (other than as a result of a disclosure by such Party or its Affiliates, Subcontractors or Representatives);

(ii)    available after the date hereof to such Party or its Affiliates, Subcontractors or Representatives on a non-confidential basis from a source other than the other Party or its Affiliates, Subcontractors or Representatives without, to such Party’s knowledge after reasonable inquiry, being subject to any contractual or other obligation of confidentiality to the other Party or its Affiliates, Subcontractors or Representatives; or

(iii)    independently developed by or on behalf of such Party or its Affiliates, Subcontractors or Representatives without use of, reference to or reliance upon any Confidential Information of the other Party (as can be demonstrated by such Party by appropriate documentary evidence) and not, to such Party’s knowledge after reasonable inquiry, subject to any contractual or other obligation of confidentiality to the other Party or its Affiliates, Subcontractors or Representatives.

(b)    Provider and Recipient shall hold, and shall cause their respective Affiliates, Subcontractors and Representatives to hold, in confidence and not to disclose or release or use other than to provide or receive the Services or exercise its rights hereunder without the prior written consent of the other Party any and all of the other Party’s Confidential Information; provided that the Parties may disclose, or may permit disclosure of Confidential Information (i) to their respective Affiliates, Subcontractors or Representatives who have a need to know such information and are informed of their obligations to treat such information in the same manner as is applicable to the Parties and in respect of whose failure to comply with such obligations, Provider or Recipient, as the case may be, will be responsible, (ii) if the Parties or their respective Affiliates or Representatives are compelled to disclose, on the advice of legal counsel, any such Confidential Information by judicial or administrative process or by other requirements of any Laws or required by any securities exchange or regulatory or Tax or other Governmental Entity to which that Party or its Affiliate is subject or submits, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc, the Panel on Takeovers and Mergers, HMRC, the U.S. Securities and Exchange Commission or the New York Stock Exchange, whether or not the requirement for information has the force of Law, or (iii) in connection with any Action (or proposed Action) to enforce such Party’s rights under this Agreement or otherwise in the performance by such Party of this Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to sub Section (ii) above, Provider or Recipient, as the case may be, shall (x) to the extent legally permissible, promptly notify the other Party of the existence of such request or demand and the disclosure that is expected to be made in respect thereto, in each case with sufficient specificity so that the other Party may, at its expense, seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.1(b) and (y) if requested by the other Party, assist the other Party, at the other Party’s expense, in seeking a protective order or other appropriate remedy in respect of such request or demand; provided that a Party and its Affiliates and Representatives shall be permitted to disclose such Confidential Information without notice in response to a demand or request for disclosure of Confidential Information in connection with a routine examination or audit by a Governmental Entity that is not specifically directed at the transactions contemplated by this Agreement or such Confidential Information, provided that such disclosing Party, and if applicable such Affiliate or Representative, exercise all reasonable endeavours to preserve the confidentiality of such Confidential Information, including by obtaining reasonable assurances that confidential treatment shall be accorded to any Confidential Information so disclosed. If such a protective order or other remedy or the receipt of a waiver by the other Party is not obtained and such disclosing Party or any of its Affiliates or Representatives is, nonetheless, following consultation with its legal counsel, required by such judicial or administrative process, any Laws or securities exchange, market or automated quotation system to disclose any Confidential Information, such disclosing Party (or such Affiliate or Representative) may, after compliance with the immediately preceding sentence of this Section 6.1(b), disclose only that portion of the Confidential Information which it has been advised by its legal counsel is required to be disclosed, provided that such disclosing Party and, if applicable, such Affiliate or Representative exercise all reasonable endeavours to preserve the confidentiality of such Confidential Information, including by obtaining reasonable assurances that confidential treatment shall be accorded to any Confidential Information so disclosed.

(c)    Upon expiration or termination of this Agreement for any reason, except as expressly provided for in the Demerger Agreement or any other Ancillary Agreement, each Party shall not disclose and shall make no further use of the other Party’s Confidential Information, and upon written request of the other Party, shall promptly return to the other Party or, at the other Party’s option, destroy all such Confidential Information; provided that (i) each Party shall be entitled to retain one record copy in its legal department solely to determine the extent of its continuing obligations and for legal and compliance purposes, and (ii) neither Party nor its Affiliates or Representatives shall be required to expunge Confidential Information from computer archiving conducted as part of established record retention policies (provided that the foregoing shall not be deemed to permit the accessing, retrieval or use thereof).

ARTICLE VII

TERM; TERMINATION

Section 7.1    Term

The term of this Agreement (the “Term”) will commence on the Effective Date and end on the earlier of (a) the last date on which Provider is obligated to provide any Service to Recipient pursuant to this Agreement, (b) the termination of this Agreement pursuant to Section 7.2, and (c) the mutual written agreement of the Parties to terminate this Agreement (and all Services hereunder) in its entirety; provided that, unless this Agreement is terminated by virtue of sub-Section (b) or (c) of this Section 7.1, the terms of this Agreement will remain in effect only to the extent necessary to govern any Work Package that is due to expire later than the last date on which the Provider is obligated to provide any Service to Recipient pursuant to this Agreement.

Section 7.2    Termination

(a)    Either Party (the “Non-Breaching Party”) may terminate this Agreement at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has materially breached or materially failed (other than pursuant to Section 10.16) to perform any of its covenants or agreements under this Agreement, and such breach or failure shall have continued without cure for a period of at least forty-five (45) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate this Agreement. For the purposes of this Section 7.2(a), any breach of an LCA (material or otherwise) shall not constitute a breach of this Agreement.

(b)    Either Party may terminate this Agreement at any time upon reasonable (and wherever possible at least ninety (90) days’) prior written notice to the other Party, if the other Party is the subject of an Insolvency Event.

(c)    Provider may terminate all or any part of a Service at any time upon written notice to Recipient, to the extent that such Service is performed by a Subcontractor and Provider’s (or its Affiliate’s) contract with such Subcontractor is terminated. Prior to exercising any such right to terminate, Provider shall use reasonable endeavours to procure an alternative means of supply for such Service, subject to the provisions of Section 2.2(b). This termination right shall not apply where the contract with the Subcontractor is terminated:

(i)    for Provider (or its Affiliate’s) breach not caused by Recipient (or its Affiliate); or

(ii)    by Provider (or its Affiliate) for convenience without Recipient’s consent.

(d)    Recipient may, with respect to any Service to the extent to be provided in connection with a Delayed Asset, upon written notice to Provider prior to the date of the applicable Delayed Transfer, terminate (in whole or in part), or reduce the Service Period of, any such Service, effective as of sixty (60) days following the provision of such notice (or such other shorter time period as the Parties may agree in writing), and, for the avoidance of doubt, any such termination or reduction shall apply solely to such Service to the extent provided in connection with such

Delayed Asset. Recipient shall not be liable for any fees, costs, or expenses (including Service Fees, Set-Up Costs, Service Exit Costs and Service Costs) in connection with any such terminated Service or part thereof, or any such reduced portion of the Service Period for any such Service, in each case to the extent incurred following the effective date of such termination or reduction (i) if such termination or reduction as applicable, becomes effective prior to the date of the applicable Delayed Transfer; provided always that Recipient shall be liable for any fees, costs, or expenses, which the Provider (or its applicable Affiliate) has already incurred or is otherwise committed to (and cannot be avoided) in connection with the Delayed Transfer, or (ii) if Provider (or its applicable Affiliate) is reasonably capable of terminating or reducing, as applicable, such Service or part thereof following the provision of such notice and prior to such Delayed Transfer. All other such terminations and reductions for which sub Sections (i) or (ii) are not satisfied shall be considered to be terminations or reductions pursuant to Section 2.3(b) (and for which such Section shall apply), provided that the effective date of termination or reduction shall be determined pursuant to this Section 7.2.

(e)    Notwithstanding anything to the contrary herein, but without limiting Section 2.10(d) and Section 2.11, Provider shall not be entitled to terminate this Agreement or any Service as a result of (i) any non-compliance by the Business with the Provider Security Requirements, the Provider Policies, any other policies, procedures and practices of Provider or its Affiliates or applicable Laws, in each case that occurred prior to the Effective Date, or (ii) any defects, imperfections, conditions, circumstances or characteristics that existed prior to the Effective Date with respect to the Business; provided that Recipient and its Affiliates shall use all reasonable endeavours to remediate such non-compliance with the Provider Security Requirements, the Provider Policies or applicable Laws, as the case may be, or any such defects, imperfections, conditions, circumstances or characteristics, as promptly as reasonably practicable upon being notified or becoming aware of the foregoing.

Section 7.3    Transfer Regulations

The Parties agree that upon termination of any Service or this Agreement, in each case in whole or in part, neither Party intends that any of the Transfer Regulations shall apply so as to transfer the employment or engagement of any of the Provider Personnel to Recipient or any Recipient Affiliate or otherwise.

Section 7.4    Effect of Termination

Upon the expiration or termination of this Agreement pursuant to this Article VII, this Agreement shall cease to have further force and effect, and neither Party shall have any liability or obligation to the other Party with respect to this Agreement; provided that:

(a)    termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, as applicable, or which may arise out of or in connection with such termination or expiration (including any Early Termination Costs, Service Costs, Service Exit Costs or otherwise); and

(b)    Article I (Definitions), Section 2.7 (Transition Representatives), Section 2.9 (Independent Contractor), Section 3.2 (Taxes), Section 3.5 (Records; Inspection), Section 4.1 (Ownership of Intellectual Property Rights), Article V (Indemnification), Article VI (Confidentiality), this Section 7.4 (Effect of Termination), Article VIII (Dispute Resolution) and Article X (Miscellaneous) shall survive any termination or expiration of this Agreement and shall remain in full force and effect.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1    Dispute Resolution

Prior to the initiation of legal proceedings (other than legal proceedings to avoid the expiration of any applicable limitation period, to preserve a superior position with respect to other creditors, or to seek equitable relief), the Parties shall attempt to resolve any Dispute arising out of or in connection with this Agreement or the transactions contemplated hereby informally as follows:

(a)    The Parties shall first attempt in good faith to resolve all Disputes on a local level, through their respective Service Functional Leads and Transition Representatives, and shall attempt to initiate such efforts within two (2) Business Days after receipt of notice of any such Dispute. If the Service Functional Leads and Transition Representatives are unable to resolve the Dispute within thirty (30) Business Days, either Party may refer the Dispute for resolution to the Senior Managers upon notice to the other Party.

(b)    Within five (5) Business Days of a notice under Section 8.1(a) referring a Dispute for resolution by the Senior Managers, each Party’s Transition Representative (or other employees) shall prepare and provide to its Senior Manager summaries of the relevant information and background of the Dispute, along with any appropriate supporting documentation. The Senior Managers will confer as often as they deem reasonably necessary in order to gather and exchange information, discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the need for any formal proceedings. Either Party may replace its Senior Manager with an individual who has a comparable level of responsibility within its respective organization upon written notice to the other Party in accordance with Section 10.1.

(c)    Legal proceedings may not be initiated until at least the earlier of (i) twenty (20) Business Days after the receipt by a Party of a notice under Section 8.1(a) referring a Dispute to the Senior Managers, and (ii) ten (10) Business Days after a meeting between the Senior Managers of each Party in an attempt to resolve the Dispute.

ARTICLE IX

REVERSE SERVICES

Section 9.1    Provision of Reverse Services

Subject to the terms and conditions of this Agreement, beginning on the Effective Date (unless expressly stated otherwise in Exhibit F in respect of a particular Reverse Service), and continuing for the duration of the applicable Service Period (as such term shall be applied to the Reverse Services in accordance with Section 9.2), Recipient shall provide, or cause to be provided, to Provider and its Affiliates the services identified in Exhibit F, as such Exhibit may be supplemented or modified from time to time in accordance with the provisions of this Agreement (the “Reverse Services”).

Section 9.2    Terms Applicable to Reverse Services

Solely with respect to Recipient’s provision and Provider’s receipt of the Reverse Services, except as set forth in Section 9.3 or as otherwise mutually agreed by the Parties, the other provisions and Exhibits of this Agreement which are applicable to Provider’s provision and Recipient’s receipt of the Services (excluding this Article IX, Section 10.4 and Exhibit F) shall apply mutatis mutandis with respect to the provision and receipt of the Reverse Services, and references in those provisions and those Exhibits (or in defined terms used in those provisions or Exhibits) to:

(a)    “Provider” shall be understood to mean “Recipient” and vice versa;

(b)    the “Services” shall be understood to mean the “Reverse Services”;

(c)    Exhibit A and Exhibit E shall be understood to be references to Exhibit F;

(d)    Exhibit B shall be understood to be references to Exhibit G; and

(e)    the “Business” shall be understood to mean the “Retained Business”, and vice versa, as the context requires.

Section 9.3    Exceptions and Clarifications

(a)    Notwithstanding the foregoing, solely with respect to Recipient’s provision and Provider’s receipt of the Reverse Services:

(i)    any terms of this Agreement that apply to the Services “in connection with a Delayed Asset,” to “the date of the applicable Delayed Transfer”, or terms with similar meaning as the foregoing shall not apply to the Reverse Services;

(ii)    any terms of this Agreement that refer to the purpose or manner in which the Services were used by Provider and its Affiliates during the Baseline Period, or the scope or volume of, or location at which, the Services were provided by Provider and its Affiliates to the Business in the ordinary course during the Baseline Period, or the types, level or standard of Services that were provided by Provider or any Provider Affiliate to the Business in the ordinary course during the Baseline Period, shall refer to the purpose or manner in which the Reverse Services were used by Provider and its Affiliates during the Baseline Period, the scope or volume of, or location at which, the Reverse Services were provided by Provider and its Affiliates to the Retained Business in the ordinary course during the Baseline Period, and the types, level or standard of services that were provided by Provider or any Provider Affiliate to the Retained Business in the ordinary course during the Baseline Period, respectively;

(iii)    the limitation of liability provisions contained in Section 5.7(b) shall apply to Recipient solely in its capacity as a provider of the Reverse Services pursuant to this Article IX and not in its capacity as a recipient of the Services pursuant to the other provisions of this Agreement;

(iv)    Section 4.1(b) shall not apply to the Reverse Services, and the following shall instead apply to the Reverse Services as a replacement Section 4.1(b): Notwithstanding anything to the contrary in Section 4.1(a), all information, records, data, reports and deliverables to the extent relating to the Retained Business that are generated, collected, stored, processed, or created by or on behalf of Provider or any Provider Affiliate (including by Recipient, its Affiliates and Subcontractors) in connection with a Reverse Service shall be owned by Provider or its applicable Affiliate (“Provider Business Data”), except that Recipient (or its applicable Affiliate) shall own all information, records, data, reports and deliverables generated, collected, stored, processed, or created in providing the Reverse Services to the extent related to the operation of the Business. Recipient shall deliver to Provider, in a useable format, any such Provider Business Data in its possession and stored electronically on its Information Systems (and not previously held by or transferred to Provider or its Affiliates) that Provider requests within a reasonable period of time following the termination or expiration of the Reverse Services; provided that Recipient may retain one copy of such Provider Business Data for legal and compliance purposes;

(v)    Section 3.3(b) shall be deleted and replaced with the following:

[Notwithstanding anything to the contrary in Section 3.3(a) or anything else in this Agreement, in addition to anything required by applicable Laws:

(1)    with respect to all Reverse Services provided by U.S. Recipient or any other U.S. Affiliate of Recipient to U.S. Provider or any of its U.S. Affiliates, U.S. Recipient shall issue all invoices to U.S. Provider and U.S. Provider shall make all such invoiced payments to U.S. Recipient;

(2)    with respect to all Reverse Services provided by U.S. Recipient or a U.S. Affiliate of U.S. Recipient to Provider (or Provider on behalf of a Non-U.S. Affiliate of Provider), U.S. Recipient shall issue all invoices to Provider and Provider shall make all such invoiced payments to U.S. Recipient;

(3)    with respect to all Reverse Services provided by Recipient or any Non-U.S. Affiliate of Recipient (including on behalf of any Non-U.S. Affiliate of Recipient) to U.S. Provider or any other U.S. Affiliate of U.S. Provider, Recipient shall issue all invoices to U.S. Provider and U.S. Provider shall make all such invoiced payments to Recipient; and

(4)    with respect to all Reverse Services provided by Recipient or any Non-U.S. Affiliate of Recipient (including Recipient on behalf of any Non-U.S. Affiliate of Recipient) to any Non-U.S. Affiliate of Provider, Recipient shall issue all invoices to Provider and Provider shall make all such invoiced payments to Recipient;

provided, that, notwithstanding sub Sections (1) through (4) above, any Affiliate of Recipient that is providing any (or part of any) Reverse Services in accordance with an LCA under Section 10.17 shall issue all invoices for, and shall receive all payments with respect to, such Reverse Services, and such issued invoices shall be provided to, and all such invoiced payments shall be made by, the applicable Affiliate of Provider that is party to such LCA; provided, further, that all invoicing and payment obligations set forth in sub Sections (1) through (4) above shall be made in accordance with Section 3.3(a) as if the applicable Affiliates of Provider and Recipient, respectively, that are referenced in this Section 9.3(a)(v) were referenced in Section 3.3(a) in place of Provider and Recipient, as the context requires.]

(b)    For the avoidance of doubt, (i) any termination or expiration, in whole or in part, of this Agreement by Recipient in its capacity as a recipient of the Services or Provider (or its applicable Affiliate) in its capacity as a provider of the Services, or of any Service, in accordance with the other terms of this Agreement shall constitute a termination or expiration solely of such other terms of this Agreement or such Service, respectively, and shall not constitute a termination or expiration of this Article IX or of any Reverse Services and shall have no effect on either Party’s rights, liability, or obligations with respect to the Reverse Services or on this Agreement continuing in effect in accordance with its terms with respect to the Reverse Services; and (ii) any termination or expiration, in whole or in part, of this Agreement by Provider in its capacity as a recipient of the Reverse Services or Recipient in its capacity as a provider of the Reverse Services, or of any Reverse Service, in accordance with the terms of this Article IX shall constitute a termination or expiration solely of this Article IX or such Reverse Service, respectively, and shall not constitute a termination or expiration of this Agreement or of any Services and shall have no effect on either Party’s rights, liability, or obligations with respect to the Services or on this Agreement continuing in effect in accordance with its terms with respect to the Services. This Section shall not apply where this Agreement is terminated as a result of an Insolvency Event (in which case the Agreement shall terminate in its entirety).

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices

(a)    A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted. Any notice validly served on one member of any Party’s Group in accordance with this Section 10.1 shall be deemed to have been served on each member of such Party’s Group.

(b)    Notices under this agreement shall be sent to a Party at its address and for the attention of the individual set out below:

provided that a Party may change its notice details on giving notice to the other Party of the change in accordance with this Section 10.1. That notice shall only be effective on the date falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

(c)    Any notice given under this Agreement shall be deemed to have been duly given as follows:

(i)    if delivered personally, on delivery;

(ii)    if sent by first class inland post, two (2) clear Business Days after the date of posting;

(iii)    if sent by airmail, six (6) clear Business Days after the date of posting; and

(iv)    if sent by e-mail, when despatched.

(d)    Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

(e)    A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.

(f)    The provisions of this Section 10.1 shall not apply in relation to the service of Service Documents.

Section 10.2    Remedies and waivers

(a)    No delay or omission by any Party in exercising any right, power or remedy provided by Law or under this Agreement shall:

(i)    affect that right, power or remedy; or

(ii)    operate as a waiver or variation of it.

(b)    The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

(c)    The rights and remedies of each Party under, or pursuant to, this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general Law.

(d)    Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would be available. Furthermore, each Party acknowledges and agrees that it will not raise any objection to the application by or on behalf of the other Party or a member of its Group for any such remedies.

Section 10.3    Variation

(a)    No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the Parties to it.

(b)    If this Agreement is varied:

(i)    the variation shall not constitute a general waiver of any provisions of this Agreement;

(ii)    the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(iii)    the rights and obligations of the parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

Section 10.4    Assignment

(a)    Except as otherwise provided in this Section 10.4, neither Party shall novate or assign this Agreement or any rights, benefits or obligations under or relating to this Agreement, in each case whether by operation of Laws or otherwise, without the other Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

(b)    Each of Recipient and U.S. Recipient (each, a “Recipient Party”, and together, the “Recipient Parties”) shall have the right to novate this Agreement (in whole or in part), whether by operation of Laws or otherwise, subject to Provider’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed in the event of a divestiture of any portion of the Business that is required by applicable Laws in order to complete the transactions contemplated by the Demerger Agreement and any of the Ancillary Agreements, or a transaction set out in Exhibit E), in connection with a bona fide sale, transfer or other disposal by any Recipient Party or any of its Affiliates of all or any part of the Business (including any product, assets, or service with respect thereto), provided that in the event that any Recipient Party (a “Recipient Assignor Party”) novates this Agreement in accordance with this Section 10.4(b), then each of the other Recipient Parties shall so novate this Agreement to the applicable assignee with respect to the particular Services (or Reverse Services, as applicable) with respect to which the Recipient Assignor Party is novating this Agreement.

(c)    Each of Provider and U.S. Provider (each, a “Provider Party”, and together, the “Provider Parties”) shall, upon prior written notice to Recipient, have the right (without Recipient’s consent) (i) to assign its respective rights and obligations under this Agreement to one or more of its Subsidiaries; provided that such Subsidiary remains at all times during the Term a Subsidiary of Provider; provided, further, that no such assignment shall release such assignor from its obligations under this Agreement and the relevant assignor shall continue to be responsible for the performance of such Subsidiary under this Agreement, and (ii) to novate this Agreement (in whole, but only as it applies to a particular Service or Reverse Service), whether by operation of Laws or otherwise, to any third party in connection with a bona fide sale, transfer or other disposal to such third party by any Provider Party or any of its Affiliates of the business that provides such Service (or receives such Reverse Service) under this Agreement, provided that in the event that any Provider Party (a “Provider Assignor Party”) novates this Agreement in accordance with this sub Section (ii), then the other Provider Party shall so novate this Agreement to the applicable assignee with respect to the particular Services (or Reverse Services, as applicable) with respect to which the Provider Assignor Party is assigning this Agreement.

(d)    In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Any attempted assignment that contravenes the terms of this Agreement shall be void ab initio and of no force or effect.

Section 10.5    Entire Agreement

(a)    This Agreement and the LCAs, any other Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document together constitute the whole and only agreement between the Parties relating to the subject matter of this Agreement, any Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document.

(b)    Each Party acknowledges that in entering into this Agreement, any Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document it is not relying upon any pre contractual statement which is not set out in this Agreement, any Transaction Document or any other agreement or document entered into by each of the Parties in connection with any such document.

(c)    Except in the case of fraud, no Party shall have any right of action against any other Party (or their respective Connected Persons) arising out of or in connection with any pre contractual statement except to the extent that it is repeated in this Agreement or in a Transaction Document or in any other agreement or document entered into by each of the parties in connection with any such document.

(d)    Except in the case of fraud and for any liability in respect of a breach of this Agreement or any Transaction Document, no Party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other Party (or its Connected Persons) in relation to this Agreement or any Transaction Document.

(e)    For the purposes of this Section 10.5, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or any Transaction Document or in any other agreement or document entered into in connection with any such document (as the case may be) made or given by any person at any time prior to the date of this Agreement or any Transaction Document, except for those contained in any Transaction Document.

(f)    Each Party agrees to the terms of this Section 10.5 on its own behalf and as agent for each of its Connected Persons. The provisions of this Section 10.5 shall not limit, supersede or otherwise affect any limitation of damages or remedies provisions that are expressly set forth in any Transaction Document.

Section 10.6    Conflict

In the event of a conflict between the front end terms of this Agreement and the terms of any Exhibit (including Exhibit A with respect to any applicable Service), the front end terms of this Agreement shall control unless explicitly provided for otherwise in such Exhibit. Unless otherwise expressly stated in the relevant provision of this Agreement, in the event of a conflict between the terms of this Agreement and the Demerger Agreement, the terms of the Demerger Agreement shall control.

Section 10.7    Fulfilment of Obligations

Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party or a Subcontractor of such Party or an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.8    Contracts (Rights of Third Parties) Act 1999

(a)    The Parties agree that:

(i)    certain provisions of this Agreement confer a benefit on members of the Parties’ respective Groups, their respective Connected Persons and such other third parties (each a “Relevant Third Party”) and, subject to the remaining provisions of this Section 10.8, are intended to be enforceable by each of the Relevant Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999, provided that the Party in the same Group as (or with the relevant connection to) the Relevant Third Party shall have the sole conduct of any action to enforce such right on behalf of a such Relevant Third Party; and

(ii)    notwithstanding the provisions of Section 10.8(a)(i), this Agreement may be rescinded or varied in any way and at any time by the Parties to this agreement without the consent of any Relevant Third Party.

(b)    Save as set out in Section 10.8(a)(i), a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

Section 10.9    Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

Section 10.10    Governing Law; Jurisdiction

(a)    This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

(b)    Without limiting Section 8.1 (Dispute Resolution), the courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought only in the courts of England.

(c)    Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

(d)    Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

Section 10.11    Counterparts

(a)    This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one (1) counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

(b)    Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

Section 10.12     Headings

The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.13    Invalidity

(a)    If at any time any provision (or part of any provision) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(i)    the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Agreement; or

(ii)    the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

(b)    Each of the provisions of this Agreement is severable.

(c)    If and to the extent that any provision of this Agreement:

(i)    is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(ii)    would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

Section 10.14    Rules of Construction

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.15    Affiliate Status

To the extent that a Party is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such Party. To the extent that this Agreement requires an Affiliate of any Party to take or omit to take any action, such obligation includes the obligation of such Party to cause such Affiliate to take or omit to take such action.

Section 10.16    Force Majeure

Except for payment of amounts due, neither Party shall be liable for any failure to perform or any delay in performing, and neither Party shall be deemed to be in breach or default of any of its covenants, agreements or obligations set forth in this Agreement if, to the extent and for so long as such failure, delay, breach or default is due to any event, cause or occurrence beyond its or its Affiliates’ reasonable control, including but not limited to (in each case to the extent beyond its or its Affiliates’ reasonable control) natural disasters, acts of God, pandemics or other weather-related or natural conditions, the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities, civil unrest, military attacks or acts of terrorism (including cyberattack or otherwise), or declaration of national emergency, civil disturbance, strike, lockout, slowdown, riot, energy shortage, embargo, acts of any Governmental Entity, systems failure, malfunction or disruption, or Internet, electrical, power or other utilities failure, malfunction, or disruption (but excluding failures, delays, breaches, or defaults of or caused by a Subcontractor, except to the extent due to an event, cause or occurrence beyond such Subcontractor’s reasonable control) (“force majeure event”). In the event of any such force majeure event, the affected Party shall use reasonable endeavours to minimize the effect of such force majeure event, and such Party’s covenants, agreements and obligations under this Agreement that are excused under this Section 10.16 shall be postponed for such time as its performance is suspended or delayed on account thereof and Recipient shall not at any time be obligated to pay any amounts for affected Services that would have otherwise been incurred during the period of such suspension or delay. Such Party will promptly notify the other Party in writing upon learning of the occurrence of any such event. Upon the cessation of such event, the affected Party will use reasonable endeavours to resume its performance with the least practicable delay. For clarity, in the event of any such suspension or delay, the period for performance shall be extended for a period equal to the time lost by reason of such suspension or delay. If Recipient chooses to obtain an affected Service from a substitute source during the period in which the performance of such Service by Provider is delayed under this Section 10.16, Recipient may, at its option and upon reasonable advance written notice to Provider, (a) subject to Section 2.5 and the immediately preceding sentence, postpone Provider’s provision of such Service for the term of provision of such Service from such substitute source and Recipient shall not be obligated to pay any amounts for such affected Service until the expiration of such postponement, or (b) terminate the affected Service without liability, other than the Service Exit Costs payable under the applicable exit Work Package.

Section 10.17    Local Country Agreements

Where (a) required by a Party to comply with applicable Laws, or (b) otherwise mutually agreed between the Parties (such agreement not to be unreasonably withheld, conditioned, or delayed), including for the jurisdictions set forth in Exhibit H (which are hereby deemed to be agreed upon), each Party shall cause one of its applicable Affiliates organized or located in the same jurisdiction to enter into a local country agreement (“LCA”) substantially in the form set forth in Exhibit D with respect to such jurisdiction. Notwithstanding the foregoing, each of the Parties shall cause their respective Affiliates receiving or providing Services in such jurisdictions to comply with this Agreement. Each Party shall be fully responsible and liable for all obligations of its Affiliate under an LCA (unless otherwise expressly set forth therein) and shall have the right to enforce this Agreement (including the terms of all LCAs) on behalf of each Affiliate that enters into an LCA, and to assert all rights and exercise and receive the benefits of all remedies of each such Affiliate hereunder, to the same extent as if such Party were such Affiliate. For the avoidance of doubt, the amounts paid pursuant to this Agreement and any LCA shall apply in aggregate across this Agreement and the LCAs. Provider shall have no right to receive payment more than once for the same Service Fee or other cost, or expense.

Section 10.18    Language

Each notice of communication under or in connection with this Agreement shall be in English.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GLAXOSMITHKLINE SERVICES UNLIMITED

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GLAXOSMITHKLINE LLC (solely with respect to Section 3.3(b), Section 9.3(a)(v), and Section 10.4(c))

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GLAXOSMITHKLINE CONSUMER HEALTHCARE (OVERSEAS) LIMITED

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (US) LLC (solely with respect to Section 3.3(b), Section 9.3(a)(v), and Section 10.4(b))

By:
Name:
Title: